                      $10,000,000 REVOLVING CREDIT FACILITY



                                CREDIT AGREEMENT

                                  by and among

                                 INTEGRA, INC.,
                                       and
                         and certain of its SUBSIDIARIES

                                       and

                         PNC BANK, NATIONAL ASSOCIATION





                              Dated October 1, 1998
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                                TABLE OF CONTENTS

                                                                          Page




                                      -i-
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                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(P)(1)                     PERMITTED LIENS
SCHEDULE 6.1(a)                        ORGANIZATION AND QUALIFICATION
SCHEDULE 6.1(c)                        SUBSIDIARIES
SCHEDULE 6.1(g)                        LITIGATION
SCHEDULE 6.1(l)                        CONSENTS AND APPROVALS
SCHEDULE 6.1(q)                        INSURANCE
SCHEDULE 6.1(s)                        MATERIAL CONTRACTS
SCHEDULE 6.1(v)                        PLANS AND BENEFIT ARRANGEMENTS
SCHEDULE 6.1(x)                        ENVIRONMENTAL MATTERS
SCHEDULE 8.2(a)(ii)                    EXISTING INDEBTEDNESS

EXHIBITS
EXHIBIT 1.1(P)(1)                      PERMITTED ACQUISITIONS APPROVAL/
                                       DISCLOSURE CERTIFICATE
EXHIBIT 1.1(P)(2)                      TERMS FOR PERMITTED ADDITIONAL
                                       SUBORDINATED INDEBTEDNESS
EXHIBIT 1.1(S)(z)                      SUBORDINATION AGREEMENT (INTERCOMPANY)
EXHIBIT 2.5                            REVOLVING CREDIT LOAN REQUEST
EXHIBIT 7.1(l)                         SOLVENCY CERTIFICATE
EXHIBIT 8.1(m)(iv)                     COMPLIANCE CERTIFICATE


                                      -ii-
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                                CREDIT AGREEMENT


                  THIS CREDIT AGREEMENT is dated October 1, 1998, and is made by and among INTEGRA, INC., a Delaware corporation ("Integra"), each Restricted Subsidiary of Integra (identified on Schedule 6.1(c) hereto) (together with Integra sometimes collectively referred to as the "Borrowers" and individually as a "Borrower") and PNC BANK, NATIONAL ASSOCIATION (the "Bank").

                                   WITNESSETH:

                  WHEREAS, the Loan Parties (as hereinafter defined) have requested the Bank to provide a revolving credit facility in an aggregate principal amount not to exceed $10,000,000; and

                  WHEREAS, the revolving credit facility shall be used for (a) Permitted Acquisitions, (b) working capital and (c) general corporate purposes; and

                  WHEREAS, the Bank is willing to provide such credit upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

                  1.1      Certain Definitions.

                  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

                           Affiliate as to any Person shall mean any other
Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 50% or more of any class of the voting stock of any Loan Party, or (iii) 50% or more of the voting stock (or in the case of a Person which is not a corporation, 50% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by any Loan Party. Control, as used herein, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.
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                           Agreement shall mean this Credit Agreement as the
same may be supplemented or amended from time to time including all schedules and exhibits hereto.

                           Annual Statements shall have the meaning assigned to
such term in Section 6.1(i).

                           Applicable Margin shall mean the percentage interest
rate per annum in excess of the Euro-Rate which is, pursuant to this Agreement, applicable to a Revolving Credit Loan to which the Revolving Credit Euro-Rate Option applies.

                           Approvals shall have the meaning given to such term
in Section 6.1(s).

                           Authorized Officer shall mean those persons
designated by written notice to the Bank from each of the Loan Parties, authorized to execute notices, reports and other documents required hereunder. Any Loan Party may amend such list of persons from time to time by giving written notice of such amendment to the Bank.

                           Bank shall mean PNC Bank, National Association and
its successors and assigns.

                           Base Rate shall mean the greater of (i) the interest
rate per annum announced from time to time by the Bank at its Principal Office as its then prime rate, which rate may not necessarily be the lowest rate then being charged commercial borrowers by the Bank and (ii) the Federal Funds Effective Rate plus 1/2% per annum.

                           Benefit Arrangement shall mean at any time an
"employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan or a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to, by any member of the ERISA Group.

                           Borrower Agency Agreement shall mean that certain
agreement among the Borrowers, in form and substance satisfactory to the Bank, pursuant to which the Borrowers authorize and appoint Integra to act on behalf of the Borrowers to take any and all actions that may be required to be taken by any Borrower or the Borrowers hereunder, including, without limitation, making requests for and borrowing any Revolving Credit Loan.

                           Borrowers shall mean Integra and each Subsidiary of
Integra identified as a "Borrower" on Schedule 6.1(c) hereto and any Person subsequently becoming a party to the Loan Documents and assuming the obligations of a Borrower thereunder.

                           Borrowing Date shall mean, with respect to any
Revolving Credit Loan, the date for the making thereof or the renewal thereof or conversion thereof to the same or a different Interest Rate Option, which shall be a Business Day.

                           Borrowing Tranche shall mean specified portions of
Revolving Credit Loans outstanding as follows: (i) any Revolving Credit Loans to which a Revolving Credit


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Euro-Rate Option applies which become subject to the same Interest Rate Option under the Revolving Credit Loan Request by the Borrowers and which have the same Euro-Rate Interest Period shall constitute one Borrowing Tranche, and (ii) all Revolving Credit Loans to which a Revolving Credit Base Rate Option applies shall constitute one Borrowing Tranche.

                           Business Day shall mean a day on which commercial
banks are required to be open for business in Pittsburgh, Pennsylvania or New York, New York.

                           Change in Ownership shall mean if, from and after the
Closing Date, any Person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder (other than John H. Foster or a Person or group controlled, directly or indirectly, by John H. Foster) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of Integra (or other securities convertible into such securities) representing 50% or more of combined voting power of all securities of Integra entitled to vote in the election of directors (hereinafter called a "Controlling Person"). For purposes of this definition, a Person or group shall not be a Controlling Person if such Person or group holds voting power in good faith and not for the purpose of circumventing this definition as an agent, bank, broker, nominee, trustee, or holder of irrevocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in this definition.

                           Closing Date shall mean the Business Day on which the
first Revolving Credit Loan shall be made, which shall be September 29, 1998 or such later date on which all requisite conditions have been satisfied. The closing shall take place on the Closing Date at the offices of Buchanan Ingersoll Professional Corporation, Philadelphia, Pennsylvania, or at such other time and place as the parties agree.

                           Closing Fee shall have the meaning given to such term
in Section 2.3 hereof.

                           Collateral shall mean the Pledged Collateral, the UCC
Collateral, the Intellectual Property Collateral; including that of Integra and the Restricted Subsidiaries and excluding that of the Dormant Subsidiaries.

                           Consolidated Cash Flow from Operations for any period
of determination shall mean (i) the sum of net income, depreciation, amortization, interest expense and income tax expense, in each case of Integra and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

                           Consolidated Earnings Available for Fixed Charges
shall mean, for any period of determination, Consolidated Cash Flow from Operations plus expenses under operating leases, in each case of Integra and its Subsidiaries for such period determined and consolidated in accordance with GAAP.



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                           Consolidated Fixed Charges shall mean, for any period
of determination, the sum of interest expense, expenses under operating leases, cash income tax expense, current maturities of long term Indebtedness, Earn-outs, capitalized expenditures of the type referred to in Section 8.2(p) and current principal payments under capitalized leases (for the twelve (12) month period following the date of determination) in each case of Integra and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

                           Consolidated Funded Debt shall mean any Indebtedness
of Integra and its Subsidiaries, owing to Persons other than a Loan Party, determined and consolidated in accordance with GAAP. Any items which are included in more than one clause of the definition of Indebtedness shall not be counted more than one time in computing the amount of Consolidated Funded Debt.

                           Consolidated Net Income shall mean for any period of
determination the net income of Integra and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

                           Consolidated Net Worth shall mean as of any date of
determination total stockholders' equity of Integra and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

                           Delivery Date shall mean the earlier of (A) the date
on which Integra delivers its consolidated financial statements pursuant to Sections 8.1(m)(ii) and (iii) or (B) one Business Day following the date on which such financial statements are due to be delivered pursuant to such Sections.

                           Dollar, Dollars, U.S. Dollars and the symbol $ shall
mean lawful money of the United States of America.

                           Dormant Subsidiaries shall mean the Subsidiaries of a
Loan Party which are listed as such on Schedule 6.1(c) and each of which has no material assets or liabilities and which conduct no business except pursuant to the Interim Services Agreement between Apogee, Inc. (n/k/a Integra, Inc.), Psych Partners, Inc. and certain other affiliates of each of them dated December 26, 1997, or the Administrative Services Agreement among Apogee Services, Inc., Lloyd Sokolow and Lifestart Clinic, Inc. dated May 1, 1995.

                           Earn-out shall mean that portion of the total
consideration paid or to be paid to the seller by a Loan Party in connection with any acquisition of a business, including Permitted Acquisitions, and which is subject to the proviso in the definition of "Purchase Price."

                           Environmental Complaint shall mean any written
complaint setting forth a cause of action for personal or property damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.



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
                           Environmental Conditions shall mean any conditions of
the environment, including, without limitation, the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the real property owned or leased by the Borrowers.

                           Environmental Laws shall mean all federal, state,
local and foreign laws and regulations, including permits, orders, judgments, and consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the work place.

                           ERISA shall mean the Employee Retirement Income
Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                           ERISA Group shall mean, at any time, Integra, its
Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Integra, are treated as a single employer under Section 414 of the Internal Revenue Code.

                           Euro-Rate shall mean, with respect to the Revolving
Credit Loans comprising any Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Bank) two (2) Business Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                         Average of London interbank offered rates on Dow
                         Jones Markets Service display page 3750 as quoted by
         Euro-Rate =     British Bankers' Association or appropriate successor
                         -----------------------------------------------------
                         1.00 - Euro-Rate Reserve Percentage

                           The Euro-Rate shall be adjusted with respect to any
Revolving Credit Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrower of the

Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.


                           Euro-Rate Interest Period shall have the meaning
given to that term in Section 4.2.

                           Euro-Rate Reserve Percentage shall mean the maximum
percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Bank which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System.

                           Event of Default shall mean any Event of Default
described in Section 9.1.

                           Expiration Date shall mean with respect to the
Revolving Credit Commitment, October 1, 2000, subject to the provisions of
Section 2.6

                           Federal Funds Effective Rate for any day shall mean
the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                           GAAP shall mean generally accepted accounting
principles as are in effect from time to time, subject to the provisions of
Section 1.3 hereof, and applied on a consistent basis (except for changes in application in which the Borrowers' independent certified public accountants concur) both as to classification of items and amounts.

                           Guaranty of any Person shall mean any obligation of
such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including, without limiting the generality of the foregoing, any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

                           Guaranty Agreement shall mean the Guaranty and
Suretyship Agreement in form and substance satisfactory to the Bank executed and delivered by each of the Borrowers to the Bank.

                           Guarantors shall mean each Restricted Subsidiary of
Integra and any Person which hereafter becomes a party to the Loan Documents and assumes the obligations of a Guarantor thereunder including pursuant to Section 11.17.

                           Historical Statements shall have the meaning assigned
to that term in Section 6.1(i).

                           Indebtedness shall mean as to any Person at any time,
any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money (excluding trade debt), (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables, operating leases and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note), or (v) any Guaranty of Indebtedness for borrowed money.

                           Integra shall have the meaning assigned to such term
in the preamble.

                           Intellectual Property Collateral shall mean all of
the property described in the Patent, Trademark and Copyright Security
Agreement.

                           Intercompany Indebtedness shall mean all Indebtedness
of Integra or any of its Subsidiaries to Integra or any other Subsidiary.

                           Interest Payment Date shall mean each date specified
for the payment of interest in Section 5.2.

                           Interest Rate Option shall mean the Revolving Credit
Euro-Rate Option or Revolving Credit Base Rate Option.

                           Interim Statements shall have the meaning assigned to
such term in Section 6.1(i).

                           Internal Revenue Code shall mean the Internal Revenue
Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                           Joining Subsidiary shall have the meaning assigned to
such term in Section 11.17.



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                           Law shall mean any law (including common law),
constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

                           Letter of Credit shall have the meaning assigned to
that term in Section 2.9.

                           Letter of Credit Fee shall have the meaning assigned
to that term in Section 2.9(b).

                           Letter of Credit Outstandings shall mean at any time
the sum of (i) the aggregate undrawn face amount of any Letters of Credit and
(ii) the aggregate amount of all unpaid and outstanding Reimbursement
Obligations.

                           Lien shall mean any mortgage, deed of trust, pledge,
lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

                           Loan Documents shall mean this Agreement, the
Revolving Credit Note, the Guaranty Agreement, the Pledge Agreements, the Security Agreement, the Subordination Agreement (Intercompany), the Borrower Agency Agreement, the Patent, Trademark and Copyright Security Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

                           Loan Parties shall mean collectively the Borrowers,
the Guarantors, and each Person which hereafter becomes a party to the Loan Documents as a Borrower and a Guarantor, and Loan Party shall mean any of the Loan Parties.

                           Material Adverse Change shall mean any set of
circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of (i) Integra or (ii) the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of any one or more Loan Parties to duly and punctually pay or perform (x) any obligations hereunder or (y) any other Indebtedness owing by a Loan Party in excess of $250,000, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

                           Minimum Net Worth Requirement shall mean for any
period of determination, the sum of (i) $3,881,700, plus (ii) seventy five percent (75%) of Consolidated Net Income of Integra and its Subsidiaries for each fiscal quarter in which net income was earned (as opposed to a net loss) plus the proceeds received by Integra in connection with the sale of shares of its capital stock after deducting any expenses associated with such sale, during the period from July 1, 1998 through (and including) the date of determination.

                           Month, with respect to a Euro-Rate Interest Period
under the Revolving Credit Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Euro-Rate Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

                           Multiemployer Plan shall mean any employee benefit
plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which Integra, its Subsidiaries or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

                           Multiple Employer Plan shall mean a Plan which has
two or more contributing sponsors (including any Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

                           Official Body shall mean any national, federal,
state, local or other government or political subdivision thereof, or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision thereof, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                           Patent, Trademark and Copyright Security Agreement
shall mean the Patent, Trademark and Copyright Security Agreement in form and substance satisfactory to the Bank, executed and delivered by each of the Loan Parties to the Bank.

                           PBGC shall mean the Pension Benefit Guaranty
Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

                           Permitted Acquisition shall mean the acquisition by a
Loan Party of assets of any Person, or the capital stock or other ownership interest of any Person, whether by merger or otherwise, and whether accounted for as a purchase, a pooling or otherwise, under GAAP, provided that all of the following conditions are met:

                                    (A) the line of business being acquired is
to be conducted by such Loan Party as a Permitted Line of Business;

                                    (B) there shall not exist an Event of
Default or Potential Default after giving effect to such acquisition;

                                    (C) if the acquisition is a purchase of
stock and the Person whose stock or other ownership interests are being acquired becomes a Subsidiary, Integra shall cause such Person to join this Agreement as a Borrower and a Guarantor and cause the stock or other ownership interests of such Person and any stock or other ownership interests held by such Person to be pledged to the Bank pursuant to Section 11.17 and the purchaser thereof shall pledge to the Bank 100% of the stock or other ownership interest of the new Subsidiary;

                                    (D) if the Purchase Price in such
acquisition equals or exceeds Five Hundred Thousand Dollars ($500,000), or all the aggregate Purchase Price in such acquisitions occurring in any one (1) calendar year equals or exceeds One Million Five Hundred Thousand Dollars ($1,500,000), Integra shall, together with the materials required under clause
(H) hereof, deliver to the Bank on or before the date required below a certificate of the Chief Executive Officer, President or Chief Financial Officer of Integra in the form of Exhibit 1.1(P)(1) hereto (x) stating the amount of the Purchase Price and (y) demonstrating to the satisfaction of the Bank, in the Bank's sole discretion, that after giving effect to such acquisition and any Revolving Credit Loans requested in connection therewith the Loan Parties shall be in compliance on the date of the most recently delivered financial statements with clauses (A) through (C) above and the financial covenants contained in
Section 8.2 of this Agreement and any other covenants which the Bank requests that Integra confirm. The Bank shall be deemed to approve of such acquisition either by notifying Integra on behalf of all Loan Parties in writing of such approval or by failing to respond (either negatively or positively) within five
(5) Business Days after Integra delivers notice of such request and the certification described in this clause (D) to the Bank. The Loan Parties may not consummate the purchase or become obligated to do so unless and until the Bank has been deemed to have approved of such acquisition pursuant to this clause
(D).

                                    (E) The directors of the corporation whose
assets or stock is being acquired and the management of any other Person which is a party to the transaction shall approve of and consent to such acquisition (the terms "directors" and "management" in this clause (E) refer to the individuals who served as directors or managers of such corporation or Person, as the case may be, during the periods immediately prior to the acquisition in the case of a publicly held company or Person and refer to the stockholders or owners of a privately-held corporation or Person) and no outstanding tender offer or merger offer for such corporation or Person, its assets, its shares or other direct or indirect ownership interests in it shall be currently outstanding;

                                    (F) No claim, suit or other action exists
or, to the knowledge of the Borrowers, has been threatened by any Person seeking to enjoin or prohibit the transaction;

                                    (G) Integra shall deliver to the Bank true
and correct copies of the documentation relating to such acquisition within ten
(10) Business Days following the date thereof;

                                    (H) Integra shall deliver the following
documents to the Bank when Integra delivers to the Bank its certification described in clause (D) above: (1) copies of consolidated balance sheets and income statements of the Person whose ownership interests or assets are being acquired and such Person's Subsidiaries for their fiscal year immediately prior to the acquisition or any other financial statements received by Loan Parties in connection with the acquisition; (2) copies of any financial projections prepared by the seller, the Loan Parties or any other Persons with respect to the Person whose ownership interests or assets are being acquired and such Person's Subsidiaries, (3) any revised budget and accompanying forecasts and projections which Integra may have prepared projecting its operations on a consolidated basis or separately for each of its and its Subsidiaries' lines of business since Integra last delivered such a budget; and (4) copies of the agreements governing any Indebtedness issued as a result of or in connection with such acquisition if such Indebtedness is not Permitted Additional Subordinated Indebtedness (provided nothing in this clause (4) shall be construed to permit additional Indebtedness in connection with acquisitions which is not Permitted Additional Subordinated Indebtedness); and

                                    (I) On the date of the closing of an
acquisition in connection with which the deliveries under clause (D) are not required to be made, then nevertheless, Integra shall deliver to the Bank a certificate satisfactory in form and substance to the Bank demonstrating that after giving effect to such acquisition and any Revolving Credit Loans requested in connection therewith, the Loan Parties shall be in compliance on the date of the most recently delivered financial statements with the financial covenants contained in Section 8.2 of this Agreement.

                           Permitted Additional Subordinated Indebtedness shall
mean Indebtedness (other than Intercompany Indebtedness) which meets each of the following conditions: (A) the documentation governing such Indebtedness shall provide that the rights of the holders thereof shall be subordinate to the rights of the Bank with respect to the Indebtedness under the Loan Documents in accordance with the subordination provisions contained in Exhibit 1.1(P)(2), (B) the agreements governing such Indebtedness shall not contain any provisions which are more restrictive than the provisions of this Agreement, (C) such Indebtedness shall be unsecured, and (D) the Loan Parties shall deliver to the Bank copies of drafts of the agreements described in clauses (A) and (B) at least five (5) Business Days before they incur such Indebtedness if the amount of such Indebtedness shall be equal to or exceed $1,500,000.

                           Permitted Intercompany Indebtedness shall mean
Intercompany Indebtedness, provided that such Indebtedness is subordinated pursuant to the Subordination Agreement (Intercompany), and excluding in all events Indebtedness owing to or by a Dormant Subsidiary.

                           Permitted Investments shall mean investments by the
Loan Parties in any of the following:

                           (i) direct obligations of the United States of
America ("U.S.A.") or any agency or instrumentality thereof or obligations backed by the full faith and credit of the U.S.A. maturing in twelve (12) months or less from the date of acquisition;

                           (ii) commercial paper maturing in one hundred and
eighty (180) days or less rated not lower than A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. on the date of acquisition;

                           (iii) demand deposits, time deposits or certificates
of deposit maturing within six (6) months in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's Corporation on the date of acquisition;

                           (iv) Permitted Acquisitions;

                           (v) investments in money-market funds rated AAm or
AAm-G or higher by Standard & Poor's (or equivalent rating) whose net asset value remains a constant $1.00 per share; and

                           (vi) banker's acceptances issued by, and overnight
purchase agreements with, banks described in clause (iii).

                           Permitted Liens shall mean:

                           (i) Liens for taxes, assessments, or similar charges,
incurred in the ordinary course of business and which are not yet due and payable;

                           (ii) Pledges or deposits made in the ordinary course
of business to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, old-age pensions or other social security programs;

                           (iii) Liens of mechanics, materialmen, warehousemen,
carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                           (iv) Good faith pledges or deposits made in the
ordinary course of business to secure performance of bids, tenders, or advance payments, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (except that appeal bonds shall be permitted even outside of the normal course of business);

                           (v) Encumbrances consisting of zoning restrictions,
easements, reservations or other restrictions on the use of real property, none of which materially impairs the use of such property as currently used or the present value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                           (vi) Liens in favor of the Bank;

                           (vii) Liens securing obligations under leases
permitted in Section 8.2(a)(iii) provided that such Liens are limited to the property under lease;

                           (viii) Any Lien existing on the date of this
Agreement described on Schedule 1.1(P)(1) hereto, provided that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;

                           (ix) The following, (A) if the validity or amount
thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral (or, in the event they do affect the Collateral, the Loan Parties have provided security to the Bank which is adequate in the Bank's sole discretion) or, in the aggregate, materially impair the ability of the Loan Parties to perform their obligations hereunder or under the other Loan
Documents:

                                     (1) Claims or Liens for taxes, assessments
                  or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

                                     (2) Claims, Liens or encumbrances upon, and
                  defects of title to, real or personal property other than the Collateral (or, in the event they do affect the Collateral, the Loan Parties have provided security to the Bank which is adequate in the Bank's sole discretion), including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

                                     (3) Claims or Liens of mechanics,
                  materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

                           (x). Purchase Money Security Interests not exceeding
                  in the aggregate $500,000; and

                           (xi) Liens up to $150,000 outstanding at any time
                  from Permitted Acquisitions plus other Liens permitted in writing by the Bank.

                           Permitted Line of Business shall mean solely the
operation of behavioral managed care and employee assistance programs as generally described in Integra's report on Form 10-K and related businesses in which the Loan Parties are engaged on the Closing Date.

                           Person shall mean any individual, corporation,
partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

                           Plan shall mean at any time an employee pension
benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

                           Pledge Agreements shall mean the Pledge Agreements in
form and substance satisfactory to the Bank, executed and delivered by Integra with respect to the pledge of the capital stock of its Subsidiaries and executed and delivered by each Loan Party (other than Integra) which owns stock in any other Loan Party, and any other form of agreement pledging any interests in a Loan Party executed and delivered by the holders of such interests, in each instance to the Bank, and Pledge Agreement shall mean separately any Pledge Agreement.

                           Pledged Collateral shall have the meaning assigned to
that term in the Pledge Agreements.

                           Potential Default shall mean any event or condition
which with notice, passage of time or a determination by the Bank, or any combination of the foregoing, would constitute an Event of Default.

                           Principal Office shall mean the main banking office
of the Bank, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

                           Prior Security Interest shall mean a valid and
enforceable perfected first priority security interest under the Uniform Commercial Code in the UCC Collateral and the Pledged Collateral, subject to Permitted Liens.

                           Prohibited Transaction shall mean any prohibited
transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

                           Purchase Money Security Interest shall mean a Lien
upon tangible personal property securing loans to any Person or deferred payments by such Person for the purchase of such tangible personal property and which extend only to the property so purchased.

                           Purchase Price shall mean with respect to any
Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties (including, without limitation, Indebtedness of a Person becoming a Loan Party in connection with a Permitted Acquisition, which Indebtedness continues to exist following the consummation of such Permitted Acquisition), whether in favor of the seller or otherwise and whether fixed or contingent, in connection therewith, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, (iv) the fair market value of any equity issued by any of the Loan Parties, in connection therewith, and (v) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith, provided, however, that the amount of any deferred earn-out payments to any seller not required by GAAP to be disclosed as a liability on the balance sheet of any Loan Party as of the date of consummation of such Permitted Acquisition shall be excluded from the determination under clauses (i) through (v) of this definition.

                           Regulated Substances shall mean any substance,
including without limitation any solid, liquid, gaseous, thermal or thoriated material, refuse, garbage, wastes, chemicals, petroleum products or by-products, dust, scrap, PCB's, heavy metals, any substances defined as "hazardous substances," "pollutants," "pollution," "contaminant," "hazardous or toxic substances," "toxic wastes," "regulated substances," "industrial waste," "residual waste," "solid wastes," "municipal wastes," "infectious waste," "chemotherapeutic waste," "medical waste" or any related materials or substances as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules or directives of any Official Body, the generation, manufacture, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse or other management or mismanagement of which is regulated by the Environmental Laws.

                           Regulation U shall mean Regulation U, T, G or X as
promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

                           Reimbursement Obligation shall mean the obligation of
the Borrowers to reimburse the Bank for any draw under a Letter of Credit.

                           Restricted Subsidiary shall mean any Subsidiary of
Integra which is not a Dormant Subsidiary, each of which is listed as such on
Schedule 6.1(c), and Restricted Subsidiaries shall mean all such Persons collectively.

                           Reportable Event means a reportable event described
in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

                           Revolving Credit Base Rate Option shall mean the
option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1(a)(i).

                           Revolving Credit Base Rate Portion shall mean the
portion of the Revolving Credit Loans bearing interest at any time under the Revolving Credit Base Rate Option.

                           Revolving Credit Commitment shall mean Ten Million
Dollars ($10,000,000).

                           Revolving Credit Euro-Rate Option shall mean the
option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1(a)(ii).

                           Revolving Credit Euro-Rate Portion shall mean the
portion of the Revolving Credit Loans bearing interest at any time under the Revolving Credit Euro-Rate Option.

                           Revolving Credit Loan Request shall mean a request
for Revolving Credit Loans made in accordance with Section 2.5 hereof.

                           Revolving Credit Loans shall mean collectively and
Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Bank to the Borrowers or any Borrower pursuant to Section 2.1 hereof.

                           Revolving Credit Note shall mean the Revolving Credit
Note of the Borrowers in a form and substance acceptable to the Bank evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

                           Security Agreement shall mean the Security Agreement
in form and substance satisfactory to the Bank executed and delivered by each Loan Party to the Bank.

                           Solvent shall mean, with respect to any Person on a
particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities required to be recognized in accordance with GAAP, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations required to be recognized in accordance with GAAP and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed in accordance with GAAP. No Subsidiary shall fail to be "Solvent" solely because of "push down" accounting transactions among the Loan Parties as a consolidated group or because of transfers among Loan Parties.

                           Subordinated Indebtedness Documents shall mean
collectively the documents evidencing the Permitted Additional Subordinated Indebtedness and the documents evidencing the Permitted Intercompany Indebtedness.

                           Subordination Agreement (Intercompany) shall mean the
Subordination Agreement in the form of Exhibit 1.1(S) hereto pursuant to which the Loan Parties subordinate their rights to collect loans made to other Loan Parties to the rights of the Bank to collect Indebtedness of the Loan Parties to the Bank under the Loan Documents.

                           Subsidiary of any Person at any time shall mean (i)
any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or any limited partnership of which such Person is a general partner or any partnership of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (ii) any other entity of which such Person owns more than 50% of the ownership interests, directly or indirectly, or (iii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

                           Subsidiary Shares shall have the meaning assigned to
that term in Section 6.1(c)

                           UCC Collateral shall mean the property of the Loan
Parties in which security interests are to be granted under the Security Agreement.

                           Uniform Commercial Code shall have the meaning
assigned to that term in Section 6.1(p).

                  1.2      Construction.

                  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation." References in this Agreement to "determination" of or by the Bank shall be deemed to include good faith estimates by the Bank (in the case of quantitative determinations) and good faith beliefs by the Bank (in the case of qualitative determinations). Whenever the Bank is granted the right herein to act in its sole discretion or to grant or withhold consent such right shall be exercised in good faith. The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. References to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated. References to "shall" and "will" are intended to have the same meaning.

                  1.3      Accounting Principles.

                  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                  If one or more changes in GAAP after the date of this Agreement are required to be applied to then existing transactions, and either a violation of one or more provisions hereof shall have occurred which would not have occurred if no change in accounting principles had taken place or a violation of one or more of the provisions hereof shall not occur which would have occurred if no change in accounting principles had taken place, then:

                           a) any such violation shall not be considered to
constitute an Event of Default for a period of 30 days;

                           b) the parties will negotiate in good faith to
attempt to draft an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original provisions hereof after taking into account such change or changes in GAAP; and

                           c) if the parties are unable to agree upon such an
amendment within 30 days, then as used in this Agreement "GAAP" shall mean generally accepted accounting principles as in effect prior to such change.


                                   ARTICLE II
                            REVOLVING CREDIT FACILITY

                  2.1      Revolving Credit Borrowing.

                  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the Bank agrees to make revolving credit loans (the "Revolving Credit Loans") to any of the Borrowers at any time or from time to time on or after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount not to exceed at any one time the Bank's Revolving Credit Commitment minus the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.9. Notwithstanding anything to the contrary herein, availability under the Revolving Credit Commitment shall be limited to Four Million Dollars ($4,000,000) until November 14, 1998 and thereafter in accordance with this Agreement. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

                  2.2 Nature of Bank's Obligations with Respect to Revolving Credit Loans.

                  The aggregate of the Bank's Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed the Revolving Credit Commitment minus the aggregate undrawn face amount of outstanding Letters of Credit. The failure of the Bank to perform its obligations hereunder shall not affect the obligations of the Borrowers to any other party nor shall any other party be liable for the failure of the Bank to perform its obligations hereunder. The Bank shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

                  2.3 Closing Fee and Commitment Fee.

                           (a) Integra agrees to pay to the Bank, as
consideration for the Bank's Revolving Credit Commitment, a nonrefundable fee (the "Closing Fee") equal to Fifteen Thousand Dollars ($15,000), payable on the Closing Date.

                           (b) Accruing from the date hereof until the
Expiration Date, the Borrowers agree to pay to the Bank, as consideration for the Revolving Credit Commitment, a nonrefundable commitment fee (the "Commitment Fee") equal to the amount set forth below and calculated in respect of the ratio of the Borrowers' Consolidated Funded Debt to Consolidated Cash Flow from Operations (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) the Revolving Credit Commitment as the same may be constituted from time to time and the (ii) the sum of all Revolving Credit Loans outstanding plus the Letters of Credit Outstanding.

                           Ratio                              Commitment Fee
                                                                Percentage
                                                                ----------
        (i)      greater than or equal to 2.0-to-1.0               .45%
        (ii)     less than 2.0-to-1.0                              .35%

                  All Commitment Fees shall be payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Revolving Credit Note.

                  2.4      Voluntary Reduction of Commitment.

                  The Borrowers shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Bank to permanently reduce, in a minimum amount of $1,000,000 of principal, or terminate the Revolving Credit Commitment without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Note, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.4 hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated.

                  2.5      Revolving Credit Loan Requests.

                  Except as otherwise provided herein, the Borrowers, through Integra as their agent pursuant to the Borrower Agency Agreement, may from time to time prior to the Expiration Date request the Bank to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans, by the delivery to the Bank, not later than 10:00 a.m. Pittsburgh time (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies or the conversion to or the renewal of the Revolving Credit Euro-Rate Option for any Revolving Credit Loans; and (ii) one
(1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Revolving Credit Base Rate Option applies or the last day of the preceding Euro-Rate Interest Period with respect to the conversion to the Revolving Credit Base Rate Option for any Revolving Credit Loan, of a duly completed request therefor substantially in the form of
Exhibit 2.5 or a request by telephone immediately confirmed in writing by letter or facsimile in such form (each, a "Revolving Credit Loan Request"), it being understood that the Bank may rely in good faith on (and is under no duty to establish) the authority of any person making such a telephonic request and purporting to be an Authorized Officer. Each Revolving Credit Loan Request shall be irrevocable and shall (i) specify the proposed Borrowing Date; (ii) specify the aggregate amount of the proposed Revolving Credit Loans comprising the Borrowing Tranche, which shall be in integral multiples of $50,000 and not less than $300,000 for Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies and not less than the lesser of $50,000 or the maximum amount available for Revolving Credit Loans to which the Revolving Credit Base Rate Option applies; (iii) specify whether the Revolving Credit Euro-Rate Option or Revolving Credit Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the Borrowing Tranche; (iv) in the case of Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies, specify an appropriate Euro-Rate Interest Period for the proposed Revolving Credit Loans comprising the Borrowing Tranche; (v) specify the Borrower to which each Borrowing Tranche is to apply and the amount of such Borrowing Tranche allocable to such Borrower; (vi) certify that the use by the Borrower of the Revolving Credit Loan proceeds is a use permitted by Section 2.8; and (vii) certify that no Event of Default or Potential Default (including without limitation Section 8.2(k)-(m) hereof) has occurred and is continuing after giving effect to the proposed Revolving Credit Loan. Together with each Revolving Credit Loan Request, Integra, on behalf of the Borrowers, shall also deliver to the Bank written certification by Integra's Chief Financial Officer that no Event of Default, Potential Default or Material Adverse Change exists or would be caused by such Revolving Credit Loan.

                  2.6      Extension by Bank of the Expiration Date.

                  After delivery by the Borrower of the annual financial statements to be provided under Section 8.1(m)(iii) [Annual Financial Statements] for the fiscal year ending December 31, 1998 the Borrowers may request after August 29, 1999 but before October 29, 1999 a one-year extension of the Expiration Date by written notice to the Bank, and the Bank agrees to respond to the Borrowers' request for an extension within thirty (30) calendar days; provided, however, that the failure of the Bank to respond within such time period shall not in any manner constitute an agreement by the Bank to extend the Expiration Date. If the Bank elects to extend, the Expiration Date shall be extended for a period of one year.

                  2.7      Revolving Credit Note.

                  The obligation of each Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by the Bank, together with interest and fees thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of the Bank. The Revolving Credit Note shall be in a face amount equal to the Revolving Credit Commitment. Notwithstanding that Integra may request Revolving Credit Loans on behalf of a Borrower or Borrowers in accordance with Section 2.5, the Borrowers shall internally account on an individual Borrower basis for the use of the proceeds of the Revolving Credit Loans by each Borrower.

                  2.8      Use of Proceeds.

                  The proceeds of the Revolving Credit Loans shall be used by the Borrowers only for (i) Permitted Acquisitions, (ii) working capital and
(iii) general corporate purposes.

                  2.9      Letter of Credit Subfacility.

                           (a) At the request of Integra as agent for the
Borrowers, the Bank will issue, on the terms and conditions hereinafter set forth, standby letters of credit on behalf of any Borrower (collectively, "Letters of Credit"); provided, however, that each Letter of Credit shall have a maximum maturity of twelve (12) months from the date of issuance and shall in no event expire later than one Business Day prior to the Expiration Date; provided, further, however, that in no event shall (i) the aggregate undrawn face amount of the Letters of Credit issued to all of the Borrowers pursuant to this Section
2.9 exceed, at any one time, $1,000,000; or (ii) the aggregate outstanding principal balance of the Revolving Credit Loans made to the Borrowers pursuant to Section 2.1 plus the Letters of Credit Outstandings exceed at any one time, the Revolving Credit Commitment.

                           (b) The Borrower shall pay (i) to the Bank a fee (the
"Letter of Credit Fee") equal to the Applicable Margin which is in effect, and
(ii) to the Bank a fronting fee equal to 1/8% per annum (computed on the basis of a year of 360 days and actual days elapsed), and the fees described in the preceding clauses (i) and (ii) shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Bank the Bank's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

                           (c) Any and all amounts which the Bank is required to
advance pursuant to the Letters of Credit shall become, at the time the amounts are advanced, Revolving

Credit Loans from the Bank and shall bear interest initially at the Base Rate and thereafter at the rate set forth in, and in accordance with the provisions contained in, Section 4.1.

                           (d) The Borrowers, jointly and severally, agree to be
bound by the terms of the Bank's application and/or agreement for Letters of Credit (including the Bank's standard form application and reimbursement agreements and documentation) and the Bank's written regulations and customary practices relating to Letters of Credit, though such interpretation may be different from the Borrowers' own, and it is understood and agreed that, except in the case of gross negligence or willful misconduct, the Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowers' instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.


                                   ARTICLE III
                                   [RESERVED]


                                   ARTICLE IV
                                 INTEREST RATES

                  4.1      Interest Rate Options.

                  Each Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by Integra, as agent for such Borrower, from the Revolving Credit Base Rate Option or Revolving Credit Euro-Rate Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, Integra, as such agent, may select different Interest Rate Options and different Euro-Rate Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche provided that there shall not be at any one time outstanding more than seven (7) Borrowing Tranches in the aggregate comprising the Revolving Credit Euro-Rate Portion. The Bank's determination of a rate of interest and any change therein shall in the absence of manifest error be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to any Revolving Credit Loan made by the Bank exceeds the Bank's highest lawful rate, the rate of interest on the Bank's Revolving Credit Loan shall be limited to the Bank's highest lawful rate.

                           (a) Interest Rate Options. Integra, as agent for the
Borrowers, shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans.

                                    (i) Revolving Credit Base Rate Option. A
fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) for each period specified below equal to the Base Rate plus the applicable percentage set forth below, based upon the ratio of (a) Consolidated Funded Debt to (b) Consolidated Cash Flow from Operations. Such ratio shall be computed as of the end of each fiscal quarter, with the calculation of Consolidated Cash Flow from Operations made as provided in the definition of such term in Section 1.1. Adjustments to interest attributable to a change in such ratio shall be effective (a) on the Delivery Date for the Borrower's consolidated financial statements for such quarter if the applicable interest rate is to be increased and (b) on the later of the Delivery Date for such financial statements or the date on which such financial statements are actually delivered to the Bank if the applicable interest rate is to be decreased.

     Ratio of Consolidated
     Funded Debt to Consolidated
     Cash Flow from Operations                         Applicable Interest Rate
     -------------------------                         ------------------------

     Greater than or equal to 2.5 to 1.0               Base Rate plus 1.00%

     Greater than or equal to 2.0 to 1.0 but less
     than 2.5 to 1.0                                   Base Rate plus 0.75%

     Greater than or equal to 1.0 to 1.0 but less
     than 2.0 to 1.0                                   Base Rate plus 0.50%

     Less than 1.0 to 1.0                              Base Rate plus 0.25%

                                    (ii) Revolving Credit Euro-Rate Option: A
rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each period specified below equal to the Euro-Rate plus the applicable percentage (the "Applicable Margin") set forth below, based upon the ratio of (a) Consolidated Funded Debt to (b) Consolidated Cash Flow from Operations. Such ratio shall be computed as of the end of each fiscal quarter, with the calculation of Consolidated Cash Flow from Operations made as provided in the definition of such term in Section 1.1. Adjustments to interest attributable to a change in such ratio shall be effective (a) on the Delivery Date for the Borrower's consolidated financial statements for such quarter if the applicable interest rate is to be increased and (b) on the later of the Delivery Date for such financial statements or the date on which such financial statements are actually delivered to the Bank if the applicable interest rate is to be decreased.

          Ratio of Consolidated
          Funded Debt to Consolidated
          Cash Flow from Operations                         Applicable Margin
          -------------------------                         -----------------

          Greater than or equal to 2.5 to 1.0                      2.50%

          Greater than or equal to 2.0 to 1.0 but less
          than 2.5 to 1.0                                          2.25%

          Greater than or equal to 1.0 to 1.0 but less
          than 2.0 to 1.0                                          2.0%

          Less than 1.0 to 1.0                                     1.75%


                           (b) Rate Quotations. Integra, as agent for the
Borrowers, may call the Bank on or before the date on which a Revolving Credit Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Bank nor affect the rate of interest which thereafter is actually in effect when the election is made.

                  4.2      Interest Periods.

                  At any time when Integra, as agent for the Borrowers, shall select, convert to or renew a Revolving Credit Euro-Rate Option, Integra shall notify the Bank thereof at least three (3) Business Days prior to the effective date of such Revolving Credit Euro-Rate Option by delivering a Revolving Credit Loan Request. The notice shall specify an interest period during which such Interest Rate Option shall apply, such periods to be one, two, three or six months ("Euro-Rate Interest Period"), provided, that:

                           (a) any Euro-Rate Interest Period which would
otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Euro-Rate Interest Period shall end on the next preceding Business Day;

                           (b) any Euro-Rate Interest Period which begins on the
last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such Euro-Rate Interest Period is to end shall end on the last Business Day of such subsequent month;

                           (c) Revolving Credit Euro-Rate Portion for each
Euro-Rate Interest Period shall be in integral multiples of $50,000 and not less than $300,000;

                           (d) Integra shall not select, convert to or renew a
Euro-Rate Interest Period for any portion of the Revolving Credit Loans that would end after the Expiration Date; and

                           (e) in the case of the renewal of a Revolving Credit
Euro-Rate Option at the end of a Euro-Rate Interest Period, the first day of the new Euro-Rate Interest Period shall be the last day of the preceding Euro-Rate Interest Period, without duplication in payment of interest for such day.

                  4.3      Interest After Default.

                  To the extent permitted by Law, upon the occurrence and during the continuation of an Event of Default, any principal, interest, fee or other amount payable hereunder shall bear interest for each day thereafter until paid in full (before and after judgment) at a rate per annum which shall be equal to two hundred (200) basis points (2% per annum) above the rate of interest otherwise applicable with respect to such amount or two hundred
(200) basis points (2% per annum) above the interest rate calculated pursuant to
Section 4.1(a)(i) (in respect of the Base Rate) if no rate of interest is otherwise applicable. Each Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such Revolving Credit Loans or other amounts have become a substantially greater risk given their default status and that the Bank is entitled to additional compensation for such risk.

                  4.4      Euro-Rate Unascertainable.

                           (a) If on any date on which a Euro-Rate would
otherwise be determined, the Bank shall have determined (which determination shall be conclusive absent manifest error) that:

                                    (i) adequate and reasonable means do not
exist for ascertaining such Euro-Rate, or

                                    (ii) a contingency has occurred which
materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing relating to the London interbank market relating to the Euro-Rate, or

                           (b) if at any time the Bank shall have determined
(which determination shall be conclusive absent manifest error) that:

                                    (i) the making, maintenance or funding of
any Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies has been made impracticable or unlawful by compliance by the Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                                    (ii) such Revolving Credit Euro-Rate Option
will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Revolving Credit Loan, or

                                    (iii) after making all reasonable efforts
that deposits of the relevant amount in Dollars for the relevant Euro-Rate Interest Period for a Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies, respectively, are not available to the Bank at the effective cost of funding a proposed Revolving Credit Loan to which the Revolving Credit Euro-Rate Option applies in the London interbank market, then, in the case of any event specified in subsection (a) above, the Bank shall promptly so notify Integra, as agent for the Borrowers, and in the case of an event specified in subsection (b) above, the Bank shall promptly endorse a certificate to such notice as to the specific circumstances of such notice and the Bank shall promptly send copies of such notice and certificate to Integra, as agent for the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Bank to allow Integra, as agent for the Borrowers, to select, convert to or renew a Revolving Credit Euro-Rate Option shall be suspended until the Bank shall have later notified Integra, in such capacity, of the Bank's determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. If at any time the Bank makes a determination under subsection (a) or (b) of this
Section 4.4 and Integra has previously notified the Bank of its selection of, conversion to or renewal of a Revolving Credit Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Revolving Credit Base Rate Option otherwise available with respect to such Revolving Credit Loans (except that the interest thereon shall be the Base Rate plus
 .25%). If the Bank notifies Integra of a determination under subsection (b) of this Section 4.4, the Borrowers shall, subject to the Borrowers' indemnification obligations under Section 5.4(b), as to any Revolving Credit Loan of the Bank to which a Revolving Credit Euro-Rate Option applies, on the date specified in such notice either convert such Revolving Credit Loan to the Revolving Credit Base Rate Option otherwise available with respect to such Revolving Credit Loan (except that the interest thereon shall be the Base Rate plus .25%) or prepay such Revolving Credit Loan in accordance with Section 5.3 hereof. Absent due notice from Integra of conversion or prepayment, such Revolving Credit Loan shall automatically be converted to the Revolving Credit Base Rate Option otherwise available with respect to such Revolving Credit Loan upon such specified date.

                  4.5      Selection of Interest Rate Options.

                  If Integra, as agent for the Borrowers, fails to select a Euro-Rate Interest Period in accordance with the provisions of Section 4.2 in the case of renewal of the Revolving Credit Euro-Rate Portion, Integra shall be deemed to have converted such Revolving Credit Loan or portion thereof to the Revolving Credit Euro-Rate Option with a three month Euro-Rate Interest Period, commencing upon the last day of the prior Euro-Rate Interest Period.


                                    ARTICLE V
                                    PAYMENTS

                  5.1      Payments.

                  All payments and prepayments to be made in respect of principal, interest, Closing Fee, Letter of Credit Fees or other fees or amounts due from the Borrowers hereunder shall be payable prior to 2:00 P.M. (Pittsburgh time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Bank at its Principal Office with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds. The Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Revolving Credit Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

                  5.2      Interest Payment Dates.

                  Interest on Revolving Credit Loans to which the Revolving Credit Base Rate Option applies shall be due and payable in arrears on the first Business Day of each April, July, October and January, after the date hereof, and on the Expiration Date or upon acceleration of the Revolving Credit Note. Interest on Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies shall be due and payable on the last day of each Euro-Rate Interest Period. The Borrowers authorize the Bank to debit with two Business Days' prior notice (but without prior notice if there exists a Potential Default or Event of Default) any or all amounts due hereunder, when due, from accounts regularly maintained with the Bank.

                  5.3      Prepayments.

                           (a) Voluntary Prepayments. Each Borrower shall have
the right at its option from time to time to prepay the Revolving Credit Loans in whole or part without premium or penalty (except as provided in Section 5.4 hereof):

                                    (i) at any time with respect to any
Revolving Credit Loan to which the Revolving Credit Base Rate Option applies,

                                    (ii) on the last day of the applicable
Euro-Rate Interest Period with respect to Revolving Credit Loans to which a Revolving Credit Euro-Rate Option applies, or

                                    (iii) on the date specified in a notice by
the Bank pursuant to Section 4.4(b) hereof with respect to any Revolving Credit Loan to which a Revolving Credit Euro-Rate Option applies.

                  Whenever a Borrower desires to prepay any part of the Revolving Credit Loans, it shall cause Integra, as its agent, to provide a prepayment notice to the Bank at least one (1) Business Day prior to the date of prepayment of Revolving Credit Loans setting forth the following information:

                                    (x) the date, which shall be a Business Day,
on which the proposed prepayment is to be made; and

                                    (y) the total principal amount of such
prepayment, which shall not be less than $50,000.

                  All prepayment notices shall be irrevocable unless otherwise agreed to by the Bank. The principal amount of the Revolving Credit Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Revolving Credit Loans to which the Revolving Credit Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Unless otherwise specified by Integra on behalf of such Borrower with respect to prepayments of the Revolving Credit Euro-Rate Portion of the Revolving Credit Loans permitted under (ii) or (iii) above, all prepayments shall be applied first to the Revolving Credit Base Rate Portion of such Revolving Credit Loans, as the case may be, and then to the Revolving Credit Euro-Rate Portion of such Revolving Credit Loans, subject to Section 5.4 hereof.

                           (b) Mandatory Payments. Within thirty (30) Business
Days of any sale of assets, the Revolving Credit Commitment shall automatically be reduced by an amount equal to the net after-tax proceeds of such sale (as estimated in good faith by Integra), and the Borrowers shall make payments of principal to the extent the principal amount of the Revolving Credit Loans and Letter of Credit Outstandings together exceed the Revolving Credit Commitment as so reduced, together with accrued interest on such principal amount except that with respect to sales of assets made at any time after the Closing Date and generating net proceeds not exceeding $2,000,000 in the aggregate, the Borrowers may re-invest net proceeds in business assets used in the normal course of the Borrowers' business provided that such assets are or become within thirty (30) days after the underlying asset sale Collateral as to which the Bank has a Prior Security Interest.

                  5.4      Additional Compensation in Certain Circumstances.

                           (a) Increased Costs or Reduced Return Resulting From
Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                                    (i) subjects the Bank to any tax or changes
the basis of taxation with respect to this Agreement, the Revolving Credit Note, the Revolving Credit Loans or payments by any Borrower of principal, interest, or other amounts due from any Borrower hereunder or under the Revolving Credit Note (except for taxes on the net income of the Bank),

                                    (ii) imposes, modifies or deems applicable
any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, the Bank, or

                                    (iii) imposes, modifies or deems applicable
any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, the Bank, or (B) otherwise applicable to the obligations of the Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Bank or its parent with respect to this Agreement, the Revolving Credit Note or the making, maintenance or funding of any part of the Revolving Credit Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the capital of the Bank or its parent, taking into consideration the Bank's customary policies with respect to capital adequacy) by an amount which the Bank in its sole discretion deems to be material, the Bank shall from time to time notify the Borrowers of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Bank (which determination shall be conclusive absent manifest error) to be necessary to compensate the Bank for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers, jointly and severally, to the Bank ten (10) Business Days after such notice is given. For purposes of this Section 5.4(a), in calculating the amount necessary to compensate the Bank for any such increase in cost, reduction of income or additional expense, the Bank shall calculate the amount payable to it in a manner consistent with the manner in which it shall calculate similar compensation payable to it by other borrowers in the industry of the Borrowers having provisions in their credit agreements comparable to this Section 5.4(a).

                           (b)      Indemnity.

                  In addition to the compensation required by subsection (a) of this Section 5.4, the Borrowers, jointly and severally, shall indemnify the Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Bank to fund or maintain Revolving Credit Loans subject to the Revolving Credit Euro-Rate Option) which the Bank sustains or incurs as a consequence of any:

                                    (i) payment, prepayment, conversion or
renewal of any Revolving Credit Loan to which the Revolving Credit Euro-Rate Option applies on a day other than the last day of the corresponding Euro-Rate Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                                    (ii) attempt by the Borrowers to revoke
(expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to Revolving Credit Loan Requests under Section 2.5, a Euro-Rate Interest Period designated under Section 4.2 or prepayments under Section 5.3, or

                                    (iii) default by any Borrower in the
performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including without limitation any failure of any Borrower to pay when due (by acceleration or otherwise) any principal, interest, or any other amount due hereunder.

                  If the Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrowers of the amount determined in good faith by the Bank (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Bank shall deem reasonable) to be necessary to indemnify the Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers, jointly and severally, to the Bank ten (10) Business Days after such notice is given.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

                  6.1      Representations and Warranties.

                  Each Loan Party represents and warrants to the Bank as follows:

                           (a) Organization and Qualification. Each of the Loan
Parties is a corporation, partnership, limited liability company or business trust, duly organized, validly existing and, except as set forth on Schedule 6.1(a), in good standing under the laws of its respective jurisdiction of organization; each Loan Party has the corporate or partnership power (as the case may be) to own or lease its respective properties and to engage in the business it presently conducts or proposes to conduct; and each Loan Party is duly qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not cause or constitute a Material Adverse Change.

                           (b) Capitalization and Ownership. All of the issued
and outstanding shares of authorized capital stock of Integra have been validly issued and are fully paid and nonassessable.

                           (c) Subsidiaries; Dormant Subsidiaries.

                                    (i) Schedule 6.1(c) attached hereto states
the name of each Subsidiary of Integra, its jurisdiction of organization, and with respect to each Restricted Subsidiary, its authorized capital stock and the issued and outstanding shares of each Restricted Subsidiary (referred to herein collectively as the "Subsidiary Shares") and the owners thereof if it is a partnership. Integra has good and marketable title to all of the Subsidiary Shares it purports to own, free and clear in each case of any Lien, except for Liens in favor of the Bank, and each other Loan Party has good and marketable title to all of the Subsidiary Shares it purports to own, free and clear of any Lien, except for Liens in favor of the Bank. All Subsidiary Shares have been validly issued. All Subsidiary Shares are fully paid and nonassessable. Except as set forth on Schedule 6.1(c), there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares.

                                    (ii) Each Subsidiary of Integra which is not
a Dormant Subsidiary is a Restricted Subsidiary and is a Loan Party hereunder and is listed on the signature lines and Schedule 6.1(c), as a Guarantor and a Borrower. The aggregate total assets of the Dormant Subsidiaries collectively is less than $150,000 and the aggregate total liabilities of the Dormant Subsidiaries collectively is less than $150,000.

                           (d) Power and Authority. Each Loan Party has full
corporate or partnership power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations under the Loan Documents to which it is a party and all such actions have been duly authorized by all necessary proceedings on its part.

                           (e) Validity and Binding Effect. This Agreement has
been duly and validly executed and delivered by each Loan Party, and each other Loan Document, when duly executed and delivered by each respective Loan Party thereto, will have been duly and validly executed and delivered by such Loan Parties. This Agreement and each other Loan Document delivered by the Loan Parties pursuant to the provisions hereof will constitute legal, valid and binding obligations of the Loan Parties thereto, enforceable against each respective Loan Party in accordance with their respective terms, except to the extent that enforceability of any of the foregoing Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance or by general equitable principles.

                           (f) No Conflict. Neither the execution and delivery
of this Agreement or the other Loan Documents by the Loan Parties nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of any Loan Party, or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents).

                           (g) Litigation. Except as set forth on Schedule
6.1(g), there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party at law or equity before any Official Body which individually or in the aggregate would constitute a Material Adverse Change including, without limitation, any actions, suits or proceedings by any Official Body to recover any Medicare or Medicaid payments from any Loan Party or to otherwise exclude any Loan Party from participation in any Medicare, Medicaid or similar program. No Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would constitute a Material Adverse Change.

                           (h) Title to Properties. Each of the Loan Parties has
good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby. As of the Closing Date, no Loan Party owns any fee interest in real property.

                           (i) Financial Statements.

                           (A) Historical Statements. Integra has delivered to
the Bank copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 1997 (the "Annual Statements") and its unaudited consolidated financial statements for and as of the fiscal quarter ended June 30, 1998 (the "Interim Statements" and, together with the Annual Statements, the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by Integra's management, fairly present the consolidated financial condition of Integra and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

                           (B) Financial Projections. Integra has delivered to
the Bank financial projections of Integra and its Subsidiaries through December 31, 2001 derived from various assumptions of Integra's management (the "Financial Projections"). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and reasonably foreseeable conditions and the intentions of Integra's management. The Financial Projections reasonably reflect the liabilities of Integra and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

                           (C) Accuracy of Financial Statements. Neither Integra
nor any Subsidiary has any material liabilities, contingent or otherwise, or material forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto and are required to be disclosed, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Integra or any Subsidiary which are required to be disclosed. Since June 30, 1998 no Material Adverse Change has occurred.

                           (j) Full Disclosure. Neither this Agreement nor any
other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Bank in connection herewith or therewith or filed with the Securities and Exchange Commission (on which the Bank is hereby entitled to rely), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

                           (k) Taxes. All material federal, state, local and
other tax returns required to have been filed with respect to each Loan Party have been filed and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party.

                           (l) Consents and Approvals. No consent, approval,
exemption, order or authorization of, or a registration or filing with any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1(l) attached hereto, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1(l); provided, however, that it is acknowledged that consent of health care regulatory authorities issuing any licenses or regulating any health care facilities may be required if the Bank exercises the rights and remedies in respect of the Pledged Collateral and such exercise of remedies results in or constitutes an assignment of any health care license issued by a health care regulatory authority or constitutes a change of control with respect to the ownership of a health care facility.

                  (m) No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings to be made on the Closing Date under the Loan Documents which constitutes an Event of Default or Potential Default. No Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, or other organizational documents or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound which would cause or constitute a Material Adverse Change.

                  (n) Patents, Trademarks, Copyrights, Etc. Each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights and other intellectual property rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party without known conflict with the rights of others and is not a licensee of any such item used in its business except for Compass software, other software and other similar licenses generally available.

                  (o) Solvency. The Loan Parties, taken as a whole, are Solvent and after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, and the payment of all fees relating thereto, will be Solvent, determined as of the Closing Date and as of each Borrowing Date.

                  (p) Security Interests; Mortgage Liens; Status of the Collateral.

                        (i) The Liens and security interests granted to the Bank pursuant to the Patent, Trademark and Copyright Security Agreement, the Pledge Agreements and the Security Agreement in the Collateral constitute and no Loan Party will take away any action or fail to take any commercially reasonable action which would cause them not to continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the "Uniform Commercial Code") or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and recordation of the Patent, Trademark and Copyright Security Agreement in the United States Patent and Trademark Office and United States Copyright Office as applicable, all such action as is necessary or advisable to establish such rights of the Bank will have been taken, and there will be upon execution and delivery of the Patent, Trademark and Copyright Security Agreement, the Pledge Agreements and the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrowers.

                        (ii) When granted, the Liens granted to the Bank pursuant to documents delivered pursuant to Section 8.1(m)(vi)(H) shall constitute a valid first priority Lien under applicable law. All such action as will be necessary or advisable to establish such Lien of the Bank and its priority as described in the preceding sentence will be taken at or prior to the time required for such purpose, and there will be as of the date of execution and delivery of the documents delivered pursuant to Section 8.1(m)(vi)(H) no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

                        (iii) All the shares of capital stock included in the Pledged Collateral to be pledged pursuant to the Pledge Agreements are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreements and except as the right of the Bank to dispose of the Shares may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership or other agreements or understandings with respect to the Shares of capital stock included in the Pledged Collateral.

                  (q) Insurance. Schedule 6.1(q) hereto lists all insurance policies and other bonds to which each Loan Party is a party on the date hereof, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with prudent business practice in the industry of each Loan Party.

                  (r) Compliance with Laws. All Loan Parties are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in subsection (x)) in all jurisdictions in which such Loan Party is presently doing business except where the failure to do so would not constitute a Material Adverse Change.

                  (s) Material Contracts, Licenses, Permits and Approvals.

                        (A) As of the date hereof, Schedule 6.1(s) hereto lists the following contracts relating to the business operations of the Loan Parties:
(i) all employee benefit plans, employment agreements with the executives and labor contracts to which a

Restricted Subsidiary is a party and other Earn-outs, (ii) the ten (10) largest employee assistance program contracts and other administrative service contracts, all existing managed care contracts and all Earn-out agreements;
(iii) all leases of real property to which any Loan Party is a party and under which the payments made by such Loan Party exceeded or are expected to exceed $200,000 in the current fiscal year, (iv) any contract or series of contracts with the same Person for the furnishing or purchase of machinery, equipment or goods, where the payments made by any Loan Party exceeded or are expected to exceed $250,000 in the aggregate in the current fiscal year; (v) all provider agreements where Integra shares capitated risk with a healthcare provider; (vi) all licenses, permits, approvals, certificates of need, qualifications, authorizations and accreditations (the lack or loss of which would cause or constitute a Material Adverse Change ) of each Loan Party; (vii) all other material contracts filed as exhibits to any report filed by Integra with the Securities and Exchange Commission during the past twelve months. All such material contracts are valid, binding and enforceable upon the Loan Party which is a party to such contract, as the case may be, and, to the best knowledge of each Loan Party, each of the other parties thereto in accordance with their respective terms, and there is no material default thereunder, to the knowledge of the Loan Parties, with respect to parties other than the Loan Parties.

                        (B) Except as set forth on Schedule 6.1(s), each Loan Party has all material accreditations, authorizations, approvals, certificates of need, consents, licenses, permits and qualifications (collectively, "Approvals") required (i) for them to construct, acquire, own, manage, lease and/or operate their facilities and provide services, or (ii) for them to receive payment and reimbursement from any patient or third party payor, to the extent in the case of (i) and (ii) such Approvals are now required. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party at law or in equity before any Official Body to modify, rescind or revoke any of the Approvals. There are no actions, suits, proceedings or investigations pending, or to the knowledge of any Loan Party, threatened against any Loan Party by any Official Body to impose any sanctions, including any fines, penalties or other sanctions upon any Borrower except those which would not be expected to cause or constitute a Material Adverse Change. The Loan Parties have all other material Approvals required for the lawful operation of their businesses. All material Approvals of the Loan Parties are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned except for modifications which would not be expected to cause or constitute a Material Adverse Change, and no notice has been received of any violation of applicable Laws or any refusal to renew any Approval which could reasonably be expected to cause or constitute a Material Adverse Change. The continuation, validity and effectiveness of all such Approvals will in no way be adversely affected by the transactions contemplated by this Agreement. No Loan Party knows of any reason why any of them will not be able to maintain, after the Closing Date, all material Approvals necessary or appropriate to construct, own, lease, manage and operate all of their facilities and to otherwise conduct their businesses as now conducted and presently proposed to be conducted. There are no deficiencies to the conditions for participation by any Loan Party in any Medicare, Medicaid or other reimbursement programs which would preclude or reduce such participation, nor, other than routine, scheduled audits, is there any pending or, to the knowledge of the Borrowers, threatened investigation, proceeding or other action by Medicare or Medicaid to exclude any Loan Party from participation in such programs except as described in Schedule 6.1(g).

                  (t) Investment Companies. No Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

                  (u) Margin Stock. Neither Integra nor any of its Subsidiaries is engaged or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Revolving Credit Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

                  (v) Plans and Benefit Arrangements. Except as set forth on
Schedule 6.1(v) hereto:

                        (i) Integra, its Subsidiaries and each member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans and each Benefit Arrangement and Plan has been administered in all material respects in accordance with its terms and ERISA. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of Integra and its Subsidiaries, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of Integra, its Subsidiaries or any other member of the ERISA Group. Integra, its Subsidiaries and all members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, Integra, its Subsidiaries and each member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC other than for the payment of required premiums and
(iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                        (ii) To the best knowledge of each Loan Party, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                        (iii) Neither Integra, its Subsidiaries nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan, which termination resulted or will directly or indirectly result in any material liability to any Loan Party.

                        (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                        (v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan by a material amount.

                        (vi) Neither Integra, its Subsidiaries nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither Integra, its Subsidiaries nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of Integra and its Subsidiaries, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                        (vii) To the extent that any Benefit Arrangement is insured, Integra, its Subsidiaries and all members of the ERISA Group have paid when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, Integra, its Subsidiaries and all members of the ERISA Group have made when due all contributions required to be paid for all periods through and including the Closing Date.

                  (w) Employment Matters. Each Loan Party is in compliance with its labor contracts and all applicable federal, state and local labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except for any failure to comply which would not be expected to cause or constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of any Loan Party's labor contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party.

                  (x) Environmental Matters. Except as disclosed on Schedule 6.1(x) hereto:

                        (i) Neither Integra nor any of its Subsidiaries has received any Environmental Complaint from any Official Body or private person alleging that Integra, any of its Subsidiaries or any prior or subsequent owner of any real property of any Borrower is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, ("CERCLA") 42 U.S.C. Section 9601, et seq., or is potentially liable under the Solid Waste Disposal Act, as amended, ("SWDA") 42 U.S.C. Section 6901, et seq., or any comparable state or foreign law, statute or regulation of either CERCLA or SWDA and Integra has no reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party's actual knowledge, threatened Environmental Complaints relating to Integra, any of its Subsidiaries or, to any Loan Party's knowledge, any prior or subsequent owner of any real property of any Borrower pertaining to, or arising out of, any Environmental Conditions which, individually or in the aggregate, if adversely determined could reasonably be expected to constitute a Material Adverse Change.

                        (ii) To each Loan Party's actual knowledge, except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to result in a Material Adverse Change, (A) there are no circumstances at, on or, to the actual knowledge of each Loan Party, under any real property of any Borrower that constitute a breach of or non-compliance with any of the Environmental Laws, and (B) there are, to the actual knowledge of each Loan Party, no past or present Environmental Conditions at, on or under any real property of any Borrower or, to each Loan Party's actual knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at any real property of any Borrower.

                        (iii) To each Loan Party's actual knowledge, neither the Real Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance in all material respects with Environmental Laws (other than any noncompliance which individually and in the aggregate is not reasonably likely to result in a Material Adverse Change). There are no processes, facilities, operations, equipment or any other activities at, on or, to the actual knowledge of each Loan Party, under the any real property of any Borrower, or, to each Loan Party's actual knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto any real property of any Borrower, except to the extent that such releases or threatened releases are not a material breach of or otherwise not a material violation of the Environmental Laws, or are not likely to result in a Material Adverse Change.

                        (iv) To each Loan Party's actual knowledge, there are no above ground storage tanks, underground storage tanks, or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under any real property of any Borrower that (a) do not have, to the extent required by applicable Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance in all material respects with all Environmental Laws (other than any noncompliance which individually or in the aggregate is not reasonably likely to result in a Material Adverse Change). To the actual knowledge of each Loan Party, there are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under any real property of any Borrower that have not been either abandoned in place, or removed, in accordance with the Environmental Laws (other than any noncompliance which individually or in the aggregate is not reasonably likely to result in a Material Adverse Change).

                        (v) Each Loan Party has all material permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of each Loan Party as presently conducted (except where the failure to hold any such permit, license, authorization or approval is not reasonably likely to result in a Material Adverse Change). Each Loan Party has submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on any real property of any Borrower (except where the failure to make any such submission is not reasonably likely to result in a Material Adverse Change).

                        (vi) To each Loan Party's actual knowledge, except for violations which individually and in the aggregate are not likely to result in a Material Adverse Change, (i) all present and, to the actual knowledge of each Loan Party, past on-site generation, storage, processing, treatment, recycling, reclamation or disposal of Regulated Substances at, on, or, to the actual knowledge of each Loan Party, under any real property of any Borrower and, (ii) to the actual knowledge of each Loan Party, all off-site transportation, storage, processing, treatment, recycling, reclamation or disposal of Regulated Substances by any Loan Party, and to the actual knowledge of each Loan Party, by any other party, relating to the activities on any real property of any Borrower has been done in accordance with the Environmental Laws.

                  (y) Senior Debt Status. The obligations of the Loan Parties under this Agreement, the Revolving Credit Note and the Guaranties, do rank and will rank at least pari passu in priority of payment with all other indebtedness of the Loan Parties except indebtedness of the Loan Parties to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

                  (z) Existing Seller Debt. All Indebtedness owing by any Loan Party to a seller of a practice is fully described in the seller notes delivered to the Bank prior to the date hereof and is listed on Schedule 8.2a)(ii).

                  (aa) Year 2000. The Loan Parties have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the risk that certain computer applications used by the Loan Parties (or any of their material suppliers, customers or vendors) may be unable to recognize and perform date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Change.

            6.2 Updates to Schedules.

            Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Loan Parties shall promptly provide the Bank in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Bank, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

                                   ARTICLE VII
                              CONDITIONS OF LENDING

            The obligation of the Bank to make Revolving Credit Loans or to issue any Letters of Credit hereunder is subject to the performance by each Loan Party of its obligations to be performed hereunder at or prior to the making of any such Revolving Credit Loans or the issuing of such Letters of Credit and to the satisfaction of the following further conditions:

            7.1 First Revolving Credit Loans.

            On the Closing Date:

                  (a) The representations and warranties of each Loan Party contained in Article VI hereof shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each Loan Party shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default under this Agreement shall have occurred and be continuing or shall exist; and there shall be delivered to the Bank a certificate of Integra, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of Integra, to each such effect.

                  (b) There shall be delivered to the Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each Loan Party, certifying as appropriate as to:

                        (i) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents;

                        (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Borrower for purposes of this Agreement and the true signatures of such officers, on which the Bank may conclusively rely; and

                        (iii) copies of its organizational documents, and, if it is a partnership, the organizational documents of its general partner, including the certificate of incorporation, bylaws, certificate of limited partnership and partnership agreement, as applicable and as in effect on the Closing Date, together with certificates from the appropriate state officials as to the continued existence and good standing of each of the Borrowers in each state where organized or qualified to do business.

                  (c) This Agreement, the Borrower Agency Agreement, the Guaranty Agreement, Revolving Credit Note, Pledge Agreements, the Security Agreement, the Patent, Trademark and Copyright Security Agreement, and the Subordination Agreement (Intercompany) shall have been duly executed and delivered to the Bank, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the Pledged Collateral.

                  (d) There shall be delivered to the Bank a written opinion of Haythe & Curley, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Bank), all dated the Closing Date and acceptable to the Bank in form and substance.

                  (e) All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Bank, and the Bank shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may reasonably request.

                  (f) The Borrowers shall pay or cause to be paid to the Bank to the extent not previously paid the Closing Fee and all other fees accrued through the Closing Date and the costs and expenses for which the Bank is entitled hereunder to be reimbursed.

                  (g) All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1(l) shall have been obtained.

                  (h) Since July 30, 1998 no Material Adverse Change shall have occurred which has not been described in Section 6.1(i)(C); prior to the Closing Date, there shall be no material change in the management of Integra except as disclosed in writing to the Bank; and there shall be delivered to the Bank a certificate dated the Closing Date and signed by the (x)(i)Chairman and Chief Executive Officer or (ii) the President and Chief Operating Officer and (y) and Chief Financial Officer of Integra to each such effect.

                  (i) The making of the Revolving Credit Loans shall not contravene any Law applicable to any Loan Party or the Bank.

                  (j) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Bank's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

                  (k) The Loan Parties shall deliver evidence acceptable to the Bank that adequate insurance in compliance with Section 8.1(c) is in full force and effect and that all premiums then due thereon have been paid.

                  (l) The Chief Financial Officer of Integra shall have delivered a certificate in the form of Exhibit 7.1(l) and satisfactory to the Bank as to the capital adequacy and Solvency of the Borrowers after giving effect to the transactions contemplated hereby.

                  (m) Integra shall have delivered a landlord waiver in form and substance satisfactory to the Bank relating to Integra's address in King of Prussia and such other locations as are selected by the Bank.

            7.2 Each Additional Revolving Credit Loan.

            At the time of making any Revolving Credit Loans or issuing any Letters of Credit other than the Revolving Credit Loan made or Letters of Credit issued on the Closing Date hereunder and after giving effect thereto: the representations and warranties of the Loan Parties contained in Article VI hereof shall be true on and as of the date of such additional Revolving Credit Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Revolving Credit Loans or issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or the Bank; and Integra, for itself or as agent for another Borrower or Borrowers, shall have delivered to the Bank a duly executed and completed Revolving Credit Loan Request or request for Letters of Credit.

                                  ARTICLE VIII
                                    COVENANTS

            8.1 Affirmative Covenants.

            Each Loan Party covenants and agrees that until payment in full of the Revolving Credit Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other obligations hereunder and termination of the Revolving Credit Commitment, each Loan Party shall comply at all times with the following affirmative covenants:

                  (a) Preservation of Existence, etc. Except as specifically permitted by Section 8.2(d), each Loan Party shall maintain its corporate existence and its qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified would not cause or constitute a Material Adverse Change.

                  (b) Payment of Liabilities, Including Taxes, etc. Each Loan Party shall duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any Material Adverse Change or adversely affect the Collateral, provided that such Loan Party will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

                  (c) Maintenance of Insurance. Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker's compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Bank, each Loan Party shall deliver on the Closing Date and annually thereafter a certificate signed by such Loan Party's independent insurance broker certifying as to all insurance then in force with respect to such Loan Party.

                  (d) Maintenance of Properties and Leases. Each Loan Party shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, each Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

                  (e) Maintenance of Patents, Trademarks, etc. Each Loan Party shall maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, franchises, permits and other authorizations reasonably necessary for the ownership and operation of its properties and business except where failure to do so would not cause or constitute a Material Adverse Change.

                  (f) Visitation Rights. Each Loan Party shall permit any of the officers or authorized employees or representatives of the Bank to visit and inspect any of its properties and to examine and make excerpts from its books and records or discuss its business affairs, finances and accounts with its officers, all in such detail and at such times during normal business hours and as often as any of the Bank may reasonably request, provided that the Bank shall provide Integra, on behalf of the Borrowers, with reasonable notice prior to any visit or inspection.

                  (g) Keeping of Records and Books of Account. The Loan Parties shall maintain and keep proper books of record and account which enable the Loan Parties to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties, and accurately and fairly reflect the transactions and dispositions of the assets of the Loan Parties.

                  (h) Plans and Benefit Arrangements.

                        (i) Integra shall, and shall cause each member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other Laws applicable to Plans and Benefit Arrangements except where such failure to comply would not be expected to cause or constitute a Material Adverse Change. Without limiting the generality of the foregoing, Integra shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

                        (ii) Promptly upon becoming aware of the occurrence thereof, Integra shall furnish to the Bank notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                              (A) any Reportable Event with respect to any
Borrower or any member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                              (B) any Prohibited Transaction which could subject
any Borrower or any member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder,

                              (C) any assertion of material withdrawal liability
with respect to any Multiemployer Plan,

                              (D) any partial or complete withdrawal from a
Multiemployer Plan by any Borrower or any member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                              (E) any cessation of operations (by any Borrower
or any member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

                              (F) withdrawal by any Borrower or any member of
the ERISA Group from a Multiple Employer Plan where such withdrawal is likely to result in a material liability,

                              (G) a failure by any Borrower or any member of the
ERISA Group to make a payment to a Plan required to avoid imposition of a lien under Section 302(f) of ERISA,

                              (H) the adoption of an amendment to a Plan
requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                              (I) any change in the actuarial assumptions or
funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                        (iii) Promptly after receipt thereof, Integra shall furnish to the Bank copies of (a) all notices received by any Borrower or any member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by any Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan, and (b) at the request of the Bank the three most recent annual reports (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Borrower or any member of the ERISA Group, and schedules showing the amounts contributed within the last year to each such Plan by or on behalf of each Borrower or any member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit.

                        (iv) Promptly upon the filing thereof, Integra shall furnish to the Bank copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan of any Borrower or member of the ERISA Group.

                  (i) Compliance With Laws. Each Loan Party shall comply with all applicable Laws, including all Environmental Laws, in all material respects, except where failure so to comply would not be expected to cause or constitute a Material Adverse Change.

                  (j) Use of Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans only for lawful purposes in accordance with Section
2.8 as applicable and such uses shall not contravene any applicable Law or any other provision hereof.

                  (k) Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Bank's Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, and shall do such other acts and things as the Bank in its sole discretion reasonably may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

                  (l) Subordination of Intercompany Indebtedness; Permitted Additional Subordinated Indebtedness.

                        (A) Intercompany Indebtedness. Each Loan Party shall enter into and be bound by the Subordination Agreement (Intercompany) and shall cause all Intercompany Indebtedness to be subordinated to the obligations of the Loan Parties to the Bank pursuant to the terms of such Subordination Agreement (Intercompany).

                        (B) Permitted Additional Subordinated Indebtedness. The Loan Parties shall cause to be subordinated pursuant to the provisions of
Exhibit 1.1(P)(2) hereof all Indebtedness and Guaranties of Indebtedness of the Loan Parties except for Indebtedness expressly permitted under Section 8.2(a). Without limiting the foregoing, the Loan Parties shall cause to be subordinated pursuant to such provisions all Indebtedness and Guaranties of Indebtedness (i) incurred by any Loan Party in connection with a Permitted Acquisition, or (ii) incurred by a corporation (or its Subsidiaries) whose shares are acquired by a Loan Party in a Permitted Acquisition ) unless such Indebtedness is permitted by Sections 8.2(a).

                  (m) Certificate of Borrowers; Other Reports and Information. Integra shall furnish or cause to be furnished to the Bank:

                        (i) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each of the first two months of each fiscal quarter, consolidated financial statements of Integra and its Subsidiaries, consisting of a balance sheet as of the end of such month and related statements of income for the month then ended, all in reasonable detail and all (subject to normal year-end audit adjustments) prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements (except for the balance sheets) for the corresponding date and period in the previous fiscal year.

                        (ii) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year, consolidated financial statements of Integra and its Subsidiaries, consisting of a balance sheet as of the end of such fiscal quarter, related statements of income for the fiscal quarter then ended and the fiscal year through such date and related statements of cash flows, for the fiscal year through such date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of Integra as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements (except for the balance sheets) for the corresponding date and period in the previous fiscal year. Integra may comply with this Section 8.1(m)(ii) by delivering to the Bank certified copies of its Form 10-Q filed with the Securities and Exchange Commission provided that the financial statements contained therein comply with the foregoing requirements and are delivered when required by this subsection
(ii).

                        (iii) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year, consolidated financial statements of Integra and its Subsidiaries consisting of a balance sheet as of the end of such fiscal year, and related statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by PriceWaterhouseCoopers or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Bank. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Loan Parties under any of the Loan Documents. Integra may comply with this Section 8.1(m)(iii) by delivering to the Bank copies of its Form 10-K filed with the Securities and Exchange Commission, provided that the financial statements and report of accountants contained therein comply with the foregoing requirements and are delivered when required by this subsection (iii).

                        (iv) Certificate of the Borrower. No later than ten (10) Business Days following the due date of the financial statements of Integra and its Subsidiaries furnished to the Bank pursuant to Sections 8.1(m)(ii) and (iii) hereof, a certificate of Integra signed by the Chief Executive Officer, President or Chief Financial Officer of Integra, in the form of Exhibit 8.1(m)(iv) hereto, to the effect that, except as described pursuant to Section 8.3(a) below, (i) the representations and warranties of the Loan Parties contained in Article VI hereof are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, and (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate. The certificate also shall contain calculations in sufficient detail to demonstrate compliance as of the date of the financial statements with all financial covenants contained in Section 8.2.

                        (v) Management Letters. As soon as available and in any event within thirty (30) days of receipt, any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit.

                        (vi) Other Reports and Information. Promptly upon their becoming available to Integra or as otherwise specified below:

                              (A) the annual consolidated budget and any
accompanying forecasts or projections of Integra and its Subsidiaries submitted to Integra's Board of Directors (or proposed to be submitted) which shall project the operations of Integra and its Subsidiaries on a consolidated basis and separately for each of their lines of business. Integra shall deliver such budget, forecasts and projections to the Bank not later than forty-five (45) days following the commencement of the fiscal year to which such budget, forecasts and projections may be applicable. In the event that as a result of a Permitted Acquisition, Integra updates any budget, forecasts or projections to give effect to such Permitted Acquisition, Integra shall promptly deliver to the Bank such updated budget, forecasts or projections as they become available,

                              (B) any reports, notices or proxy statements
generally distributed by Integra to its stockholders on a date no later than the date supplied to the stockholders,

                              (C) regular or periodic reports, including Forms
10-K, 10-Q and 8-K, registration statements and prospectuses (except for registration statements on

Form S-8), filed by Integra with the Securities and Exchange Commission within five (5) days of such filing,

                              (D) a copy of any order in any proceeding to which
Integra or any of its Subsidiaries is a party issued by any Official Body, which order is other than in the ordinary course of business, or is likely to cause, constitute or relate to a Material Adverse Change,

                              (E) a copy of any notice regarding the occurrence
of an event of default or event which with the passage of time or giving of notice or both would cause an event of default in respect of any lease or any agreement in respect of Indebtedness to which Integra or any of its Subsidiaries is a party or by which Integra or any of its Subsidiaries is bound, pursuant to which lease or documents evidencing such Indebtedness Integra or any of its Subsidiaries makes payments equal to or in excess of $250,000 in any fiscal year, such notice to be delivered to the Bank upon receipt thereof by Integra or any of its Subsidiaries,

                              (F) within ninety (90) days following the end of
each fiscal year, an updated list of all contracts of Integra and its Subsidiaries as of the end of such fiscal year, in form and substance satisfactory to the Bank, pursuant to which contracts any Loan Party will receive or is reasonably likely to receive income of $1,000,000 or more in the following fiscal year or will incur or is reasonably likely to incur expenses or make payments in excess of $1,000,000 or more in the following fiscal year,

                              (G) such other reports and information as the Bank
may from time to time reasonably request. Integra shall also notify the Bank promptly after it obtains knowledge of the enactment or adoption of any Law which may result in a Material Adverse Change,

                              (H) on the Closing Date and on each anniversary
thereof, a report listing the location(s) of each Loan Party, the nature of such Loan Party's interest in real estate (fee, leasehold, subleasehold or otherwise) and also, as and when required by the Bank, landlord waivers, leasehold mortgages, mortgages or other security devices in respect of some or all of such location(s).

                  (n) Maintenance of Accounts. Integra shall maintain its principal bank accounts at the main Philadelphia office of the Bank.

            8.2 Negative Covenants.

            Each Loan Party covenants and agrees that until payment in full of the Revolving Credit Loans and interest thereon, expiration or termination of all Letters of Credit and satisfaction of all of the Loan Parties' other obligations hereunder and termination of the Revolving Credit Commitment, each Loan Party, or Integra, as the case may be, shall comply at all times with the following negative covenants:

                  (a) Indebtedness. Each Loan Party shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

                        (i) Indebtedness under the Loan Documents;

                        (ii) Indebtedness existing on the date hereof as set forth on Schedule 8.2(a)(ii), including any extensions or renewals thereof provided there is no increase in the amount thereof or other significant change in the terms thereof adverse to any Loan Party;

                        (iii) Up to $500,000 in the aggregate for all of the Borrowers on a consolidated basis at any time outstanding, of Indebtedness pursuant to capitalized leases and entered into in the ordinary course of business consistent with past practice;

                        (iv) Permitted Intercompany Indebtedness;

                        (v) Up to $5,000,000 in the aggregate, for all of the Borrowers on a consolidated basis, of Permitted Additional Subordinated Indebtedness, at any time outstanding;

                        (vi) Indebtedness secured by Purchase Money Security Interests described in the definition of Permitted Liens; and

                        (vii) Indebtedness (other than seller notes) not to exceed in the aggregate $2,500,000 assumed in connection with Permitted Acquisitions

                  (b) Liens. Each Loan Party shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. None of the Loan Parties shall enter into any agreement or covenant with any Person other than the Bank which in any manner limits the right of any of the Loan Parties to incur any Lien on any of their assets.

                  (c) Guaranties. Each Loan Party shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person which obligation or liability would be required to be reported or noted in the financial statements of such Loan Party in accordance with GAAP, except pursuant to (i) Guaranties listed on Schedule 8.2(a)(ii); (ii) the Guaranty Agreement; (iii) Guaranties of obligations of other Loan Parties; (iv) indemnities delivered in the normal course of business to sellers of practices; or (v) indemnities contained in provider or payor agreements, leases and other agreements in the ordinary course of business.

                  (d) Liquidations, Mergers, Consolidations, Acquisitions. Each Loan Party shall not dissolve, liquidate or wind-up its affairs, or, except in connection with a Permitted Acquisition, become a party to any merger or consolidation, provided that any wholly owned Subsidiary of Integra may consolidate or merge into Integra or any other Loan Party. Each Loan

Party shall not acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any Person, provided that any Loan Party may make a Permitted Acquisition.

                  (e) Dispositions of Assets or Subsidiaries. Each Loan Party shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of a Restricted Subsidiary), except (A) transactions involving (i) any sale, abandonment, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's business; (ii) any sale, transfer, abandonment or lease of assets by any Loan Party which is a wholly owned Restricted Subsidiary of Integra to Integra or any other Loan Party which is a wholly owned Subsidiary of Integra; (iii) any sale, abandonment, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets; (B) any number of asset disposition transactions (of the general types described in item
(A) of this subsection (e)) which in the aggregate and measured from the Closing Date through the Expiration Date involve the disposition of assets having an aggregate value not in excess of 5% of Integra's Consolidated Net Worth as described from time to time in the financial statements delivered pursuant to
Section 8.1(m); and (C) the disposition or dissolution of one or more Dormant Subsidiaries.

                  (f) Joinder of Subsidiaries. Integra shall not and shall not permit any other Loan Party to own, create or acquire any Subsidiary unless such Subsidiary joins this Agreement as a Borrower and a Guarantor pursuant to
Section 11.17 hereof unless such Subsidiary is and remains a Dormant Subsidiary as demonstrated to the satisfaction of the Bank.

                  (g) Continuation of or Change in Business. Each Loan Party shall not engage in any business other than a Permitted Line of Business.

                  (h) Plans and Benefit Arrangements. Each Loan Party shall not:

                        (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                        (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

                        (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA which would cause or constitute a Material Adverse Change;

                        (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                        (v) fail to make when due any contribution to any Multiemployer Plan that any Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

                        (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of any Borrower or any member of the ERISA Group;

                        (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to any Borrower or any member of the ERISA Group;

                        (viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

                        (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code unless such failure would not cause or constitute a Material Adverse Change.

                  (i) Loans and Investments. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in or any other investment or interest in, or make any capital contribution to, any other Person (including any Dormant Subsidiary), or agree, become or remain liable to do any of the foregoing, except:

                        (i) trade credit extended on usual and customary terms in the ordinary course of business;

                        (ii) up to $500,000 in the aggregate for the Loan Parties on a consolidated basis at any one time outstanding of advances to employees to meet expenses incurred by such employees in the ordinary course of their employment, loans to facilitate purchase by employees of computers in accordance with Integra's policies, compensation advances against employee's service fee income and short-term or relocation loans to new employees to induce them to enter into the employ of Integra or any of its Subsidiaries, consistent with past practices;

                        (iii) Permitted Investments; and

                        (iv) Permitted Intercompany Indebtedness and investments in the Loan Parties.

                  (j) Dividends and Related Distributions. The Loan Parties shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), except dividends payable by any Subsidiary of Integra to Integra or to any other Loan Party and except for stock repurchases provided under stock purchase or employment agreements incident to the termination of an employee's employment.

                  (k) Minimum Net Worth. The Loan Parties shall not permit Consolidated Net Worth, calculated as of the end of each fiscal quarter, to be less than the Minimum Net Worth Requirement.

                  (l) Funded Debt to Cash Flow From Operations. The Loan Parties shall not permit the ratio of Consolidated Funded Debt to Consolidated Cash Flow from Operations, calculated as of the end of each fiscal quarter, to exceed 3.0-to-1.0. For purposes of calculating the foregoing ratio, Consolidated Cash Flow from Operations shall be determined as follows: (i) for the fiscal quarter ended September 30, 1998, Consolidated Cash Flow from Operations shall be the product of (A) Consolidated Cash Flow from Operations for the fiscal quarter then ended, multiplied by (B) four (4); (ii)(A) Consolidated Cash Flow from Operations for the two fiscal quarters ended December 31, 1998 multiplied by (B) two; (iii) for the fiscal quarter ended March 31, 1999, Consolidated Cash Flow from Operations shall be the product of the following (A) and (B): (A) Consolidated Cash Flow from Operations for the three fiscal quarters then ended, divided by three (3), and (B) four (4); and (iv) for the fiscal quarter ended June 30, 1999 and each fiscal quarter ended thereafter, Consolidated Cash Flow from Operations shall be the Consolidated Cash Flow from Operations for the four fiscal quarters then ended.

                  (m) Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the ratio of Consolidated Earnings Available for Fixed Charges to Consolidated Fixed Charges, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to not to be less than 1.4-to-1.0 for each quarter during the period ending on December 31, 1999 and 1.5-to-1.0 for each quarter thereafter. For purposes of calculating the foregoing ratio, Consolidated Earnings Available for Fixed Charges and Consolidated Fixed Charges, respectively, shall be determined as follows: (i) for the fiscal quarter ended September 30, 1998, Consolidated Earnings Available for Fixed Charges and Consolidated Fixed Charges, respectively shall be the product of (A) such amounts each calculated for the fiscal quarter then ended, multiplied by
(B) four (4); (ii)(A) for the two fiscal quarters ended December 31, 1998 (A) such amounts multiplied by (B) two; (iii) for the fiscal quarter ended March 31, 1999, Consolidated Earnings Available for Fixed Charges and Consolidated Fixed Charges, respectively, shall be the product of the following (A) and (B): (A) such amounts for the three fiscal quarters then ended, divided by three (3), and
(B) four (4); and (iv) for the fiscal quarter ended June 30, 1999 and each fiscal quarter ended thereafter, Consolidated Earnings Available for Fixed Charges and Consolidated Fixed Charges, respectively, shall be such amounts for the four fiscal quarters then ended.

                  (n) Changes in Subordinated Indebtedness Documents. The Loan Parties shall not amend or modify any provisions of the Subordinated Indebtedness Documents without providing at least five (5) Business Days' prior written notice to the Bank, and obtaining the prior written consent of the Bank. The Loan Parties shall not directly or indirectly make any payment or other distribution, directly or indirectly to the obligees of Permitted Additional Subordinated Indebtedness, or existing seller debt, except for regularly scheduled mandatory payments of principal and interest under the Subordinated Indebtedness Documents except for other payments required by any acceleration permitted by the subordination provision applicable to such Indebtedness and permitted by the Loan Documents.

                  (o) Affiliate Transactions. Integra shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including, without limitation, purchasing property or services or selling property or services) with any Affiliate (other than the Loan Parties) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Bank and is in accordance with all applicable Law.

                  (p) Capital Expenditures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make any payments exceeding the amount set forth below in the aggregate in any fiscal year on account of the purchase or lease of any assets (but excluding for purposes of this calculation, the Purchase Price paid in Permitted Acquisitions), which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease, and all such capital expenditures and leases shall be made under usual and customary terms and in the ordinary course of business.

Period                           Maximum Amount
------                           --------------
Closing Date through
December 31, 1998                  $  350,000
Calendar Year 1999                 $  750,000
Calendar Year 2000                 $1,000,000
Calendar Year 2001
(if applicable)                    $1,250,000

            8.3 Reporting Requirements.

            The Borrowers jointly and severally covenant and agree that until payment in full of the Revolving Credit Loans and interest thereon, expiration of all Letters of Credit and termination of the Revolving Credit Commitment and satisfaction of all of the Borrowers' other obligations hereunder, the Borrowers shall furnish or cause to be furnished to the Bank:

                  (a) Notice of Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Integra setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

                  (b) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party involving a claim or series of claims in excess of $500,000 or which if adversely determined would constitute a Material Adverse Change.

                  (c) Acquisition Information. Promptly after their preparation, all "board packages" assembled for presentation to any Loan Party's board of directors (or committees thereof) in connection with any Permitted Acquisition.

                                   ARTICLE IX
                                     DEFAULT

            9.1 Events of Default.

            An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

                  (a) Any Loan Party shall fail to pay any principal of any Revolving Credit Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), fees or any other amount owing hereunder or under the other Loan Documents after such principal, fees or other amount becomes due in accordance with the terms hereof or thereof or shall fail to pay any interest on any Revolving Credit Loan within three (3) days of the due date for payment of interest;

                  (b) Any representation or warranty made at any time by any Loan Party herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

                  (c) Any Loan Party shall breach or default in the observance or performance of any covenant contained in Section 8.1(f) or Section 8.2;

                  (d) Any Loan Party shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of twenty
(20) Business Days after any officer of such Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of Integra or such Loan Party as determined by the Bank in its sole discretion);

                  (e) A default or event of default shall occur and remain unremedied for a period of fifteen (15) calendar days under the terms of (i) Subordinated Indebtedness Documents evidencing Permitted Additional Subordinated Indebtedness in excess of $500,000 (or any agreement to subordinate the right of payment in respect of Permitted Additional Subordinated Indebtedness in excess of $500,000 to the Indebtedness arising out of or under the Loan Documents, at any time and for any reason, ceases to be in full force and effect or is declared to be null and void or unenforceable in part); (ii) any lease by a Loan Party under which such Loan Party may be obligated in excess of $500,000 as lessee or sublessee, or such Loan Party fails to make a payment thereunder when due or a default thereunder shall occur which permits the lessor or sublessor to terminate the lease, retake possession of the leased property or assert a claim for damages; or (iii) any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated in excess of $500,000 as borrower or guarantor, and with respect to such other agreement described in this clause (iii) either (A) such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (B) such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

                  (f) Any final judgments or orders for the payment of money in excess of $500,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

                  (g) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

                  (h) With respect to any Loan Party, there shall occur any material uninsured (except to the extent of self-insurance for which adequate reserves have been made) damage to or loss, theft or destruction of any of its property or assets in excess of $500,000 or any other of any Loan Party's assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

                  (i) A notice of lien or assessment in excess of $500,000 is filed of record with respect to all or any part of any Loan Party's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or if any taxes or debts owing at any time or times hereafter to any one of these become payable and the same are not paid within thirty (30) days after the same become payable unless the same are being contested in good faith and either a stay of execution is in effect or the Bank is provided with adequate security satisfactory to the Bank in its sole discretion;

                  (j) Any Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof and such condition would cause or constitute a Material Adverse Change;

                  (k) A Change in Ownership occurs;

                  (l) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment or the taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or for any substantial part of any Loan Party's property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of ninety (90) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

                  (m) Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

            9.2 Consequences of Event of Default.

                  (a) If an Event of Default specified under subsections (a) through (k) of Section 9.1 hereof shall occur and be continuing, the Bank shall be under no further obligation to make Revolving Credit Loans or issue any Letters of Credit hereunder and the Bank may (i) by written notice to Integra, on behalf of the Loan Parties, declare the unpaid principal amount of the Revolving Credit Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Loan Parties to the Bank hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and (ii) require each Borrower to, and each Borrower shall thereupon, deposit in a non-interest bearing account with the Bank, as cash collateral for its obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit issued on its account, and each Borrower hereby pledges to the Bank, and grants to the Bank a security interest in, all such cash as security for such obligations. Upon the curing of all existing Events of Default to the satisfaction of the Bank, the Bank shall return such cash collateral to the applicable Borrower; and

                  (b) If an Event of Default specified under subsections (l) or
(m) of Section 9.1 hereof shall occur, the Bank shall be under no further obligations to make Revolving Credit Loans or issue any Letters of Credit hereunder and the unpaid principal amount of the Revolving Credit Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Loan Parties to the Bank hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

                  (c) If an Event of Default shall occur and be continuing, any branch, subsidiary or affiliate of the Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Loan Parties, to set-off against and apply to the then unpaid balance of all the Revolving Credit Loans and all other obligations of such Loan Party hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, such Loan Party by the Bank or participant or by such branch, subsidiary or affiliate, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by such Loan Party for its own account (but not including funds held in custodian or trust accounts) with the Bank or participant or such branch, subsidiary or affiliate. The Bank agrees promptly to notify Integra on behalf of the Loan Parties after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Such right shall exist whether or not the Bank shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of such Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any collateral, Guaranty or any other security, right or remedy available to the Bank; and

                  (d) If an Event of Default shall occur and be continuing, and provided that the Bank shall have accelerated the maturity of Revolving Credit Loans of the Borrower or such Loans otherwise shall have been accelerated or come due pursuant to any of the foregoing provisions of this Section 9.2, the Bank, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Revolving Credit Note, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank; and

                  (e) Following the occurrence and during the continuance of an Event of Default, each Loan Party, at the cost and expense of the Loan Parties (including the cost and expense of obtaining any of the following referenced consents, approvals, etc.) will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Bank may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any Official Body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents. Without limiting the generality of the foregoing, each Loan Party agrees that in the event the Bank shall exercise its rights, hereunder or pursuant to the other Loan Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, each Loan Party shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments, and other documents that the Bank requests to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the

Bank and any other necessary persons in making any application for the prior consent or approval of any Official Body or any other Person to the exercise by the Bank of any of such rights relating to all or any of the Collateral. Furthermore, because the Loan Parties agree that the remedies of the Bank at law for failure of the Loan Parties to comply with the provisions of this Section 9.2(e) would be inadequate and that any such failure would not be adequately compensable in damages, the Loan Parties agree that the covenants of this
Section 9.2(e) may be specifically enforced; and

                  (f) From and after the date on which the Bank has taken any action pursuant to this Section 9.2 and until all obligations of the Loan Parties have been paid in full, any and all proceeds received by the Bank from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Bank, shall be applied as follows:

                        (i) first, to reimburse the Bank for out-of-pocket costs, expenses and disbursements, including without limitation reasonable attorneys' fees and legal expenses, incurred by the Bank in connection with realizing on the Collateral or collection of any obligations of the Loan Parties under any of the Loan Documents, including advances made by the Bank for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including without limitation, advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

                        (ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Bank incurred under this Agreement or any of the Loan Documents, provided that such proceeds shall be applied first to interest, fees, expenses and other Indebtedness other than principal, in such manner as the Bank may reasonably determine, and then to principal;

                        (iii) the balance, if any, as required by Law; and

                  (g) In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by Law. The Bank may exercise all post-default rights granted to the Bank under the Loan Documents or applicable Law.

            9.3 Notice of Sale.

            Any notice required to be given by the Bank of a sale, lease, or other disposition of the Collateral or any other intended action by the Bank, if given to Integra ten (10) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.

                                    ARTICLE X
                                   [RESERVED]

                                   ARTICLE XI
                                  MISCELLANEOUS

            11.1 Modifications, Amendments or Waivers.

            The Bank and the Loan Parties (or Integra on behalf of the Loan Parties) may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Bank or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Loan Parties hereunder or thereunder.

            11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

            No course of dealing and no delay or failure of the Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Bank under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

            11.3 Reimbursement and Indemnification of Bank by the Borrowers; Taxes.

            The Borrowers jointly and severally agree unconditionally upon demand to pay or reimburse to the Bank and to save the Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements including but not limited to development, negotiation, preparation, printing, fees and expenses of counsel, accountants, appraisers, and environmental consultants for the Bank (a) in connection with the negotiation, preparation, printing, administration, interpretation and performance of this Agreement, the other Loan Documents and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Bank in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Bank hereunder or thereunder, provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from the Bank's gross negligence or willful misconduct, or (B) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense, or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers. The Borrowers jointly and severally agree unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrowers jointly and severally agree unconditionally to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

            11.4 Holidays.

            Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 4.2(a)), and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

            11.5 Funding by Branch, Subsidiary or Affiliate.

                  (a) Notional Funding. The Bank shall have the right from time to time, without notice to the Loan Parties, to deem any branch, subsidiary or affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls the Bank) of the Bank to have made, maintained or funded any Revolving Credit Loan to which the Revolving Credit Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrowers to such other office) and as a result of such change the Borrowers would not be under any greater financial obligation pursuant to Section 5.4 than they would have been in the absence of such change. Notional funding offices may be selected by the Bank without regard to the Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to the Bank.

                  (b) Actual Funding. The Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, subsidiary or affiliate of the Bank to make or maintain such Loan subject to the last sentence of this Section 11.5(b). If the Bank causes a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Revolving Credit Loans to the same extent as if such

Revolving Credit Loans were made or maintained by the Bank but in no event shall the Bank's use of such a branch, subsidiary or affiliate to make or maintain any part of the Revolving Credit Loans hereunder cause the Bank or such branch, subsidiary or affiliate to incur any cost or expenses payable by any Borrower hereunder or require any Borrower to pay any other compensation to the Bank (including, without limitation, any expenses incurred or payable pursuant to Section 5.4 hereof) which would otherwise not be incurred.

            11.6 Notices.

            All notices, requests, demands, directions and other communications (collectively "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone, in person or in writing (including facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof, provided, that, all notices to the Loan Parties shall be sent in care of Integra, unless written direction is given by a Borrower to the Bank to send notices to a different party and address. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter or facsimile, and (d) if given by any other means (including by air courier), when delivered; provided, that notices to the Bank shall not be effective until received by the Bank.

            11.7 Severability.

            The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

            11.8 Governing Law.

            This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

            11.9 Prior Understanding.

            This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein, including any prior confidentiality agreements and commitments.

            11.10 Duration; Survival.

            All representations and warranties of the Borrowers contained herein or made in connection herewith shall survive the making of Revolving Credit Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Bank, the making of Revolving Credit Loans, or payment in full of the Revolving Credit Loans. All covenants and agreements of the Borrowers contained in Sections 8.1, 8.2 and 8.3 shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow hereunder and until termination of the Revolving Credit Commitment. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Revolving Credit Note,
Article V and Section 11.3, and relating to confidentiality shall survive payment in full of the Revolving Credit Loans, termination or expiration of all Letters of Credit and termination of the Revolving Credit Commitment.

            11.11 Successors and Assigns.

            This Agreement shall be binding upon and shall inure to the benefit of the Bank, the Loan Parties and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their rights and obligations hereunder or any interest herein. The Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitment and the Loans made by it to one or more banks or other financial institutions, subject to the consent of Integra on behalf of the Loan Parties with respect to any assignee or participant other than an affiliate of the Bank, such consent not to be unreasonably withheld. In the case of an assignment, upon receipt by the Bank of an Assignment and Assumption Agreement, in form and substance satisfactory to the Bank, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Revolving Credit Commitment in Section 2.1 shall be adjusted accordingly, and upon surrender of any Revolving Credit Note subject to such assignment, the Borrowers shall execute and deliver a new Revolving Credit Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. In the case of a participation, the participant shall only have the rights specified in
Section 9.2(c) (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Section 11.1 hereof), all of the Bank's obligations under this Agreement or any other Loan Document shall remain unchanged and all amounts payable by the Borrowers hereunder or thereunder shall be determined as if the Bank had not sold such participation. The Bank may furnish any publicly available information concerning the Borrowers and any other information concerning the Borrowers in the possession of the Bank from time to time to assignees and participants (including prospective assignees or participants) provided such assignees and participants agree to be bound by the provisions of Section 11.12.

            11.12 Confidentiality.

            The Bank agrees to keep confidential all information obtained from the Borrowers which is nonpublic and confidential or proprietary in nature (including any information the Borrowers specifically designate as confidential), except as provided below, and to use such information only in connection with its capacity under this Agreement and for the purposes contemplated hereby. The Bank shall be permitted to disclose such information
(i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such persons to maintain the confidentiality thereof, (ii) to assignees and participants as contemplated by Section 11.11 (subject to the agreement of such persons to maintain the confidentiality thereof), (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrowers, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions, or (v) if Integra shall have consented to such disclosure.

            11.13 Counterparts.

            This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

            11.14 Bank's Consent.

            Whenever the Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Bank shall be authorized to give or withhold such consent in its sole and absolute discretion (unless otherwise specifically provided herein) and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

            11.15 Exceptions.

            The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

            11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

            EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES

PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH BORROWER AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

            11.17 Joinder of Loan Parties.

                  (i) All Subsidiaries of Integra acquired or created on or after the Closing Date shall join this Agreement as a Guarantor and as a Borrower (a "Joining Subsidiary") on the date of their acquisition or creation by completing all of the following by such date: (1) executing and delivering to the Bank (A) a Revolving Credit Note satisfactory in form and substance to the Bank payable to the Bank, (B) a joinder to this Agreement satisfactory in form and substance to the Bank, (C) a Guaranty Agreement satisfactory in form and substance to the Bank, (D) mortgages or leasehold mortgages satisfactory in form and substance to, and as required by, the Bank, (E) a Security Agreement satisfactory in form and substance to the Bank, (F) a joinder to the Borrower Agency Agreement satisfactory in form and substance to the Bank, (G) a Patent, Trademark and Copyright Security Agreement satisfactory in form and substance to the Bank, (H) a joinder to the Subordination Agreement (Intercompany) satisfactory in form and substance to the Bank, and (I) if it owns stock or other ownership interests in any Subsidiary, a Pledge Agreement satisfactory in form and substance to the Bank or other appropriate form acceptable to the Bank if such Subsidiary is not a partnership or corporation, as applicable, and delivering, as applicable, the original certificates evidencing such stock or other ownership interest if it is certificated with appropriate stock powers or other assignments signed in blank and UCC-1 financing statements necessary to perfect the security interests of the Bank therein; (2) delivering to the Bank an opinion of counsel reasonably satisfactory to the Bank regarding such Joining Subsidiary and such joinder; and (3) delivering to the Bank certified copies of its organizational documents and other documents as requested by the Bank. The Loan Party which owns the stock or other ownership interest of the Joining Subsidiary shall execute and deliver to the Bank a Pledge Agreement.

                  (ii) All joinders by a new Loan Party shall be effective and binding upon the Bank and each of the other Loan Parties without any requirement that the Bank or such other Loan Parties execute such joinder.

                      [Signature Page to Credit Agreement]

            IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                                    BORROWERS AND GUARANTORS:

ATTEST:                             INTEGRA, INC.

By:____________________             By: ____________________________
   [Seal]                           Title: _________________________


                                    INTEGRA OF PENNSYLVANIA, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    NORTH, CLAWSON & BOLT, LTD.

                                    By: ____________________________
                                    Title: _________________________

                                    THE CLIFTON GROUP, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    INTEGRA IPA, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    TWIN PONDS MANAGEMENT, INC.

                                    By: ____________________________
                                    Title: _________________________

                     [Signature Page to Credit Agreement]

                                    TWIN PONDS III, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    ELLIPTIC RESOURCES, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    ORBITAL INVESTMENTS, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    PERIGEE PROPERTIES, INC.

                                    By: ____________________________
                                    Title: _________________________

                                    Address for Notices:
                                    c/o Integra, Inc.

                                    1060 First Avenue
                                    Suite 410
                                    King of Prussia, PA  `9406
                                    Attention:  Mark D. Gibson
                                    Telecopier: (610) 992-9830
                                    Telephone:  (610) 992-2600

                      [Signature Page to Credit Agreement]

                                    BANK:

                                    PNC BANK, NATIONAL ASSOCIATION

                                    By: ____________________________
                                    Title: _________________________

                                    Address for Notices:

                                    One PNC Plaza
                                    249 Fifth Avenue
                                    Pittsburgh, PA  15222

                                    Telecopier No. (412) 768-5149
                                    Attention: Healthcare Banking Group
                                    Telephone No. (412) 762-2190